As filed with the Securities and Exchange Commission on November 12, 2013

Registration No. 333-184319

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 5 to FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

808 RENEWABLE ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	4939	80-0651522
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

808 Renewable Energy Corporation
13888 Harbor Boulevard , Building 8A
Garden Grove, California 92843
(714) 891-8282
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copy to:
Christopher A. Wilson, Esq.
Wilson & Oskam, LLP
9110 Irvine Center Drive
Irvine, CA 92618
Tel: (949) 752-1100/Fax: (949) 752-1144 cwilson@wilsonoskam.com

Registered Agent Solutions, Inc.
4625 West Nevso Drive, Suite 2
Las Vegas, NV  89103
(888) 705-7274
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer: ☐	Accelerated filer: ☐	Non-accelerated filer: ☐	Smaller reporting company: ☑

CALCULATION OF REGISTRATION FEE(1)
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common stock, par value $.001 per share	2,026,000	$ 4.00	$ 8,104,000.00	$ 1,106.00
____________

(1) Registration fee has been paid via Fedwire.
(2) This is the initial public offering, and no current trading market exists for our common stock.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.
(4) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

The offering price was estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and, in accordance with Rule 457, the offering price of $4.00 is a fixed price at which the selling stockholders may sell their shares until our common stock is listed or trading on an exchange or automated quotation system or quoted on the OTC Electronic Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that any application for the listing of our common stock on an exchange or automated quotation system will be approved or that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Bulletin Board; nor can there be any assurance that such an application for quotation will be approved.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Dated: November 12, 2013

PROSPECTUS

2,026,000 shares of common stock

We are an emerging growth company. This prospectus relates to the sale of up to 2,026,000 shares of our common stock by persons who purchased shares of our common stock in a private placement that we effected in October 2012. The purchasers of common stock in such private placement whose shares are being registered for resale are referred to in this prospectus as the selling stockholders.

Our common stock is not listed or trading on any exchange or automated quotation system. We intend, upon the effectiveness of the registration statement of which this prospectus is a part, to apply for the listing of our common stock on the NYSE MKT or another national stock exchange or an automated quotation system. There can be no assurance that any application for the listing of our common stock on a national stock exchange or an automated quotation system will be approved. If any such application is not approved and our common stock ultimately is not listed on a national stock exchange or an automated quotation system, we intend to engage a market maker to apply for quotation on the OTC Electronic Bulletin Board. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (FINRA), which operates the OTC Electronic Bulletin Board; nor can there be any assurance that such an application for quotation will be approved.

There currently is no public market for our common stock. Until such time that our common stock is listed or trading on an exchange or automated quotation system or quoted on the OTC Electronic Bulletin Board, the shares offered under this prospectus by the selling stockholders will be sold at a fixed price of $4.00 per share. As of and after such time (if ever) that our common stock is listed or trading on an exchange or automated quotation system or quoted on the OTC Electronic Bulletin Board, the shares offered under this prospectus by the selling stockholders may be sold on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent or in privately negotiated transactions not involving a broker-dealer, and the prices at which the selling stockholders may sell the shares may be determined by the prevailing market price of the shares at the time of sale, may be different from such prevailing market price or may be determined through negotiated transactions with third parties.

Each selling stockholder may be considered an “underwriter” within the meaning of the Securities Act of 1933, as amended.

We will pay the expenses of this offering.

The securities offered in this prospectus involve a high degree of risk. You should consider the risk factors beginning on page 3 before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November12, 2013

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
ABOUT THIS OFFERING	2
RISK FACTORS	3
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS	13
USE OF PROCEEDS	14
DETERMINATION OF OFFERING PRICE	14
DIVIDEND POLICY	14
CAPITALIZATION	15
DILUTION	15
MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	16
DESCRIPTION OF BUSINESS	17
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	25
MANAGEMENT	32
EXECUTIVE COMPENSATION	37
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	41
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	42
DESCRIPTION OF CAPITAL STOCK	45
SELLING STOCKHOLDERS	51
PLAN OF DISTRIBUTION	52
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	53
LEGAL OPINION	54
EXPERTS	54
INTERESTS OF NAMED EXPERTS AND COUNSEL	54
ADDITIONAL INFORMATION	54
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

Unless otherwise specified, the information in this prospectus is set forth as of November 12, 2013 , and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

PROSPECTUS SUMMARY

            The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to “808 Renewable,” the “company,” “our company,” “we,” “us” and “our,” we mean 808 Renewable Energy Corporation, a Nevada corporation. This prospectus contains forward-looking statements and information relating to 808 Renewable. See “Cautionary Note Regarding Forward Looking Statements” on page 13.

Our Company

808 Renewable Energy Corporation was formed as a Nevada corporation in May 2009 for the purpose of acquiring, developing, owning and managing renewable and efficient energy projects throughout the United States. Before forming 808 Renewable Energy Corporation, we operated 808 Energy 3, LLC, a Nevada limited liability company formed in January 2009 for the purpose of acquiring, re-commissioning and operating distributed generation (“DG”) energy facilities, also known as combined heat and power (“CHP”) plants. On August 20, 2010, 808 Renewable acquired all of the then-outstanding units of membership interest of 808 Energy 3, LLC not then already owned by 808 Renewable, thereby making 808 Energy 3, LLC a wholly-owned subsidiary of 808 Renewable. We also acquired 808 Energy 2, LLC, a Nevada limited liability company formed in August 2008 to acquire the CHP plant located at Pacific Clay Products, Inc. in Lake Elsinore, California. Effective as of June 30, 2011, 808 Renewable acquired all of the then-outstanding units of membership interest of 808 Energy 2, LLC not then already owned by 808 Renewable, thereby making 808 Energy 2, LLC a wholly-owned subsidiary of 808 Renewable.

Being wholly-owned subsidiaries of 808 Renewable immediately before such event, both 808 Energy 3, LLC and 808 Energy 2, LLC were dissolved as of April 23, 2012, at which time all property, rights, privileges, powers and franchises of 808 Energy 3, LLC and 808 Energy 2, LLC vested in 808 Renewable, and all debts, liabilities and duties of 808 Energy 3, LLC and 808 Energy 2, LLC became the debts, liabilities and duties of 808 Renewable.

Our principal executive offices are located at 13888 Harbor Boulevard, Suite 8A, Garden Grove, California 92843. Our telephone number is (714) 891-8282, and our website address is www.808RenewableEnergy.com.

JOBS Act

Recently the United States Congress passed the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which provides for certain exemptions from various reporting requirements applicable to public companies that are reporting companies and are “emerging growth companies.” We are an “emerging growth company” as defined in Section 3(a) of the Exchange Act (as amended by the JOBS Act, enacted on April 5, 2012), and we will continue to qualify as an “emerging growth company” until the earliest to occur of: (a) the last day of the fiscal year during which we have total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the previous three-year period, issued more than $1,000,000,000 in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer,” as defined in Exchange Act Rule 12b–2. Therefore, we expect to continue to be an emerging growth company for the foreseeable future.

Generally, a registrant that registers any class of its securities under Section 12 of the Exchange Act is required to include in the second and all subsequent annual reports filed by it under the Exchange Act a management report on internal control over financial reporting and, subject to an exemption available to registrants that meet the definition of a “smaller reporting company” in Exchange Act Rule 12b-2, an auditor attestation report on management’s assessment of internal control over financial reporting. However, for so long as we continue to qualify as an emerging growth company, we will be exempt from the requirement to include an auditor attestation report in our annual reports filed under the Exchange Act, even if we do not qualify as a “smaller reporting company”. In addition, as an emerging growth company, we are able to avail ourselves to the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and to not present to our stockholders a nonbinding advisory vote on executive compensation, obtain approval of any golden parachute payments not previously approved or present the relationship between executive compensation actually paid and our financial performance.  We have irrevocably elected to comply with new or revised accounting standards even though we are an emerging growth company.

The Offering

             This prospectus covers shares being offered for resale by the selling stockholders, which shares were issued by us in a private placement that we effected in October 2012. The holders of shares of our common stock described in this paragraph are the selling stockholders under this prospectus.

ABOUT THIS OFFERING

Securities Being Offered	Up to 2,026,000 shares of common stock of 808 Renewable to be sold by selling stockholders.

Initial Offering Price
A fixed price of $4.00 per share until such time (if ever) that our common stock is listed or trading on an exchange or automated quotation system or quoted on the OTC Electronic Bulletin Board, after which the shares offered under this prospectus by the selling stockholders may be sold at prices determined by the prevailing market price of the shares at the time of sale, may be different from such prevailing market price or may be determined through negotiated transactions with third parties.

Terms of the Offering	The selling stockholders will determine the terms relative to the sale of the shares of our common stock offered hereby.

Termination of the Offering	The offering will conclude when all of the 2,026,000 shares of common stock have been sold or at a time when our company, in its sole discretion, decides to terminate the registration of the shares.

Risk Factors	An investment in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 3.

RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. If any of the following risks actually occurs, then our business, financial condition or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.

Risks Relating to our Business

We are at an emerging operational stage, and our success is subject to the substantial risks inherent in the operation of an emerging business venture.

The execution of our business strategy is in an emerging stage. We have invested in, acquired and developed a limited number of CHP plants and have operated such CHP plants for a limited time. Our business and operations should be considered to be in an emerging stage and subject to all of the risks inherent in the operation of an emerging business venture. Our intended business and operations may not prove to be successful in the future, if at all. Any future success that we might enjoy will depend on many factors, several of which may be beyond our control, or which cannot be predicted at this time, and which could have a material adverse effect on our financial condition, business prospects and operations and the value of an investment in our company.

Our success depends on the viability of our business model, which is unproven and may be unfeasible.

Our revenue and income potential are unproven, and our business model is still emerging. 808 Renewable was formed in May 2009. Our business model is based on a variety of assumptions relating to the costs to re-commission the plants, our operating costs and prospective revenue sources, which may not reflect the business and market conditions that we actually face. As a result, our operating results could differ materially from those projected under our business model, and our business model may prove to be unprofitable.

Because we have only limited operating history related to our current business strategy, we are subject to the risks of failure associated with any new business venture.

We have only recently adopted our strategy of investing in, acquiring, developing and operating various energy generation facilities and projects, including the 14 CHP plants that we acquired from 1211658 Alberta Ltd. and the Pacific Clay CHP plant, and have only limited operating history in this area to be a basis for assessing our performance or prospects. There is a substantial risk of failure associated with any new business strategy as a result of problems encountered in connection with the commencement of new operations. Such problems include but are not limited to the entry of new competition and unknown or unexpected additional costs and expenses that may exceed estimates.

Our limited operating history creates substantial uncertainty about future results.

We have limited operating history and operations on which to base expectations regarding our future results and performance. In order to succeed, we must do most, if not all, of the following:

•	raise corporate equity or debt;

•	identify prospective energy generation facilities and projects, negotiate investment or acquisition agreements and raise sufficient capital to consummate the transactions;

•	re-commission non-operating plants, which may require third party engineering services;

•	obtain all required licenses and permits in the states, counties and countries in which we will operate;

•	attract, integrate, retain and motivate qualified management and personnel;

•	successfully execute our business strategies;

•	respond appropriately and timely to competitive developments; and

•	develop, enhance, promote and carefully manage our identity.

Our business will suffer if we are unable to accomplish these and other important business objectives. We are uncertain as to when, or whether, we will fully implement our contemplated business strategy or become profitable.

Our success depends on our ability to maintain and expand our operational and maintenance capabilities.

Our success largely depends on our ability to maintain and expand our ability to re-commission plants and then operate and maintain the projects we acquire or develop. Our in-house capabilities are limited by our small number of employees and limited experience. If we are unable to hire and train qualified employees to successfully re-commission and operate our facilities, we may not be able to efficiently operate the projects. Failure to operate efficiently may result in losses and ultimately the failure of the business and the loss of our stockholders’ entire investment in our company.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, and, if we are unable to continue our business, our shares may have little or no value.

In its audit opinion issued in connection with our balance sheets as of December 31, 2012 and 2011 and our statements of operations, stockholders’ equity and cash flows for the years then ended, our independent registered public accounting firm expressed substantial doubt about our ability to continue as a going concern given our lack of working capital. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The financial statements do not include adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should we be unable to continue in existence. Our ability to become a profitable operating company is dependent on obtaining financing adequate to fulfill our research and market introduction activities and achieving a level of revenues adequate to support our cost structure. We intend to obtain capital primarily through issuances of debt or equity or entering into collaborative arrangements with corporate partners. There can be no assurance that we will be successful in completing additional financing or collaboration transactions or, if financing is available, that it can be obtained on commercially reasonable terms. The doubts raised relating to our ability to continue as a going concern may make our shares an unattractive investment for potential investors. These factors, among others, may make it difficult to raise the necessary amount of capital.

We have a history of losses, and we expect our losses to increase and continue for the foreseeable future.

We have incurred operating losses since our inception in May 2009. Through June 30, 2013, we incurred accumulated losses of $14,517,731. We incurred accumulated losses as a result of our organizational expenses and the initial due diligence costs with respect to the Office Building CHP plant assets. We have not achieved profitability. We may never achieve profitability. We believe that we will continue to incur operating and net losses for the foreseeable future and that the rate at which we will incur losses will increase significantly from current levels.

We intend to increase our operating expenses substantially as we pursue our current business strategy. Because we will incur these increased operating expenses before we receive any significant revenue from our efforts, our losses will be greater than the losses we would incur if we developed our business more slowly. In addition, we may find that our efforts are more expensive than we currently anticipate, which would further increase our losses. Also, if our revenue growth is slower than we anticipate or our operating expenses exceed our expectations, then our losses will increase significantly. We are unable to provide any assurance or guarantee that our company will become profitable or generate positive cash flow at any time in the future. Even if we were to achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis.

We are subject to increased costs of production due to rising natural gas prices.

Our operating revenue and profits depend in significant part on our ability to generate energy at prices below those available from larger public utility companies. A significant cost component of CHP energy is the cost of natural gas, which has experienced substantial price fluctuations during recent years. Natural gas prices are affected by a number of factors, most of which are beyond the control of our company.  Fluctuations in natural gas prices may be caused by prolonged or severe weather, constraints in pipeline or delivery systems, diminished reserves and other  unforeseen interruptions in supply or increases in demand.  Additionally, natural gas prices may correlate to oil prices, and changes in the price of oil may result in corresponding increases or decreases in natural gas prices.  If we are unable to purchase natural gas at reasonable prices or hedge the cost of such prices, our gross margins from the sale of energy will be reduced, and we may sustain losses. Hedging natural gas prices will be an operational expense and will reduce net income and profits.

Decreases in electricity prices will reduce our revenue and could result in losses.

        Our revenue is generated primarily from the sale of electricity.  Our power purchase agreements generally price electricity at a fixed discount to the price the customer would otherwise pay to its local utility.  If the utility company lowers its price of electricity, the price we charge our customers automatically decreases, and our revenue will decrease accordingly.  Because our contracts do not contain a fixed or minimum price for electricity, substantial reductions in electricity prices by the utilities serving our customers could result in losses as the price declines below our cost of production.

Systems failures and delays could harm our financial performance and expose us to liability.

Our systems and operations are vulnerable to damage or interruption from mechanical failure, human error, natural disasters, power loss, intentional acts of vandalism and similar events. Mechanical or other failures could result in substantial periods of time during which no power is being produced, and no revenue is generated from energy sales. However, during such periods of time we would continue to incur the costs relating to the CHP plant, including (in many cases) rent and maintenance costs.

Our business is geographically concentrated in one area.

To date we have acquired CHP plants located only in California. To the extent that we may acquire additional CHP plants, we currently intend to acquire them only if they are located in California. As a result, our business will not be geographically diversified, and our business may be adversely impacted by economic and demographic factors in the immediately surrounding area, regardless of the economic condition in the nation as a whole.

We are exposed to risks associated with the recent worldwide economic slowdown and related uncertainties.

We plan to expand our level of operations. Slower economic activity, concerns about inflation or deflation, decreased consumer confidence, reduced corporate profits and capital spending, adverse business conditions and liquidity concerns in the general economy and recent international conflicts and terrorist and military activity have resulted in a downturn in worldwide economic conditions, especially in the United States. Recent political and social turmoil related to international conflicts and terrorist acts can be expected to place further pressure on economic conditions in the United States and worldwide. These political, social and economic conditions make it extremely difficult for us to accurately forecast and plan future business activities. If such conditions continue or worsen, our business, financial condition and results of operations could be materially and adversely affected.

We anticipate significant growth in our business, and any inability to manage such growth could harm our business.

Our success will depend, in part, on our ability to manage effectively our growth and expansion. We plan to expand our business significantly. Any growth in or expansion of our business is likely to continue to place a significant strain on our management and administrative resources, infrastructure and systems. In order to succeed, we will need to continue to implement management information systems and improve our operating, administrative, financial and accounting systems and controls. We also will need to train new employees and maintain close coordination among our executive, accounting, finance and operations organizations. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention. Our inability or failure to manage our growth and expansion effectively could harm substantially our business and adversely affect our operating results and financial condition.

If we are unable to integrate effectively and efficiently any energy generation facility or project (or any business or operation) that we may acquire in the future, our business may ultimately fail.

Our business strategy includes acquiring energy generation facilities and projects (and possibly energy generation businesses and operations) that provide energy from environmentally-friendly sources. Our capitalization and results of operations may change significantly as a result of future acquisitions, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in connection with any future acquisition. Unexpected costs or challenges may arise whenever energy generation facilities or projects (or businesses or operations) with different management and technologies are combined. Inefficiencies and difficulties may arise because of unfamiliarity with new assets and new geographic areas of acquired facilities or projects (or businesses or operations). Successful acquisitions will require our management and other personnel to devote significant amounts of time to integrating the acquired facilities or projects (or businesses or operations) with our pre-existing operations. These efforts may temporarily distract their attention from day-to-day operations, the development or acquisition of new energy generation facilities or projects and other business opportunities. In addition, the management of any acquired business or operation may not join our management team. Any change in management may make it more difficult to integrate an acquired business or operation with our existing operations. Following an acquisition, we may discover previously unknown liabilities associated with the acquired facility or project (or business or operation) for which we may have no recourse under applicable indemnification provisions.

We also may acquire various products, services or technologies to carry out our business strategy. If we acquire products, services or technologies, we could have difficulty in assimilating them into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses.

The capital requirements necessary to implement our strategic initiatives could pose additional risks to our business.

The purchase price of possible acquisitions and/or the costs of other strategic initiatives could require additional debt or equity financing on our part. Since the terms and availability of such financing depend to a large degree on general economic conditions and third parties over which we have no control, we can give no assurance that we will obtain the needed financing or that we will obtain such financing on attractive terms. In addition, our ability to obtain financing depends on a number of other factors, many of which also are beyond our control, such as interest rates and national and local economic conditions. If the cost of obtaining needed financing is too high or the terms of such financing otherwise are unacceptable in relation to the strategic opportunity we are presented with, then we may decide to forego that opportunity. Additional indebtedness could increase our leverage and make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures. Additional equity financing could result in dilution to our stockholders.

Potential investments in or acquisitions of businesses or operations could require the use of a significant amount of our available cash, result in dilution to our stockholders and adversely affect our results of operations.

We may make investments in or acquire businesses and operations. Effecting such investments and acquisitions could require the use of a significant amount of our available cash. Furthermore, we may have to issue equity or equity-linked securities to pay for future acquisitions, and any such issuance could dilute the percentage ownership interest in our company of our existing and future stockholders. In addition, investments and acquisitions may have negative effects on our results of operations due to acquisition-related charges and the amortization of acquired technology and other intangibles. Any of such investment-related and acquisition-related risks or costs could harm our business, operating results and financial condition.

Because environmental protection laws may expose us to significant costs and liabilities, our business may be significantly adversely affected by unexpected environmental and regulatory costs.

Our current and planned operations are and will be subject to federal, state and local laws and regulations relating to the protection of the environment. Although we believe that our operations will comply with applicable environmental regulations, risks of substantial costs and liabilities in connection with environmental matters are inherent in our business. We cannot assure you that we will not incur substantial costs and liabilities. Increasingly strict environmental laws, regulations and enforcement policies and claims for damages and other similar developments could result in substantial costs and liabilities. Stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the costs of any remediation that may become necessary. We may not have sufficient insurance to cover all environmental risks and costs in the event that an environmental claim is made against us.

If existing regulations and policies and future changes to these regulations and policies present technical, regulatory or economic barriers to the use of alternative energy sources, which we are unable to overcome, our business may fail.

The market for energy generation is heavily influenced by foreign and United States federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the United States and in a number of other countries, these regulations and policies are being modified and may continue to be modified. Further investment in the research and development of alternative energy sources could be deterred by these regulations and policies, which could result in a significant reduction in the number of environmentally-friendly energy generation facilities or projects (or businesses or operations) available for investment or acquisition.

We anticipate that energy generation facilities and projects will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual states and to comply with the varying standards. New government regulations or utility policies pertaining to our industry may result in significant additional expenses to us and our customers and resellers (if any) and their customers and, as a result, could cause a significant reduction in demand for our energy generation products, services, capabilities and systems.

If our energy generation products, services, capabilities and systems do not gain market acceptance, we may be prevented from achieving increased revenues and market share, and our business may fail.

The development of a successful market for our environmentally-friendly energy generation products, services, capabilities and systems may be adversely affected by a number of factors, many of which are beyond our control, including:

•	our failure to create or acquire energy generation products, services, capabilities and systems that compete favorably against other energy generation products, services, capabilities and systems on the basis of cost, quality and performance;

•	our failure to generate environmentally-friendly energy that competes favorably against conventional energy sources on the basis of cost, quality and performance;

•	whether or not customers will accept our environmentally-friendly alternatives for energy; and

•	our failure to develop and maintain successful relationships with distributors, systems integrators, facility and project developers, resellers (if any) and strategic partners.

If technological changes in the renewable or efficient energy industry render our energy generation products, services, capabilities and systems uncompetitive or obsolete, our market share may decline and cause our business to fail.

The renewable and efficient energy market is characterized by continually changing technology requiring improved features, such as higher quality, increased efficiency, higher energy output and lower price. Our failure to further refine our technology and develop and introduce new energy generation products, services, capabilities and systems could cause our energy generation products, services, capabilities and systems to become uncompetitive or obsolete, which could reduce our market share and cause our revenues to decline. The renewable and efficient energy industry is rapidly evolving and competitive. We may need to invest significant financial resources in research and development to keep pace with technological advances in the alternative energy industry and to effectively compete in the future. We believe that a variety of competing technologies are under development by other companies that could result in lower costs or higher performance than those expected for our energy generation products, services, capabilities and systems. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of alternative energy generation products, services, capabilities and systems.

Because the effects of some events are unforeseeable, we may be adversely affected by the occurrence of extraordinary events, such as terrorist attacks.

The occurrence of extraordinary events, such as terrorist attacks, intentional or unintentional mass casualty incidents or similar events, may substantially decrease the use of and demand for energy generation products, services, capabilities and systems and energy generation facilities and projects, which may decrease our revenues or expose us to substantial liability. We do not have any insurance policy to cover the occurrence of any of such extraordinary events. The occurrence of future terrorist attacks, military actions by the United States, contagious disease outbreaks or similar events cannot be predicted, and their occurrence can be expected to further negatively affect the economy of the United States. Again, we do not have any insurance policy to cover the occurrence of any of such extraordinary events.

If our business is unsuccessful, our stockholders may lose their entire investment.

Although our stockholders will not be bound by or be personally liable for our expenses, liabilities or obligations beyond their total original investments in our common stock, if we suffer a deficiency in funds with which to satisfy our obligations, our stockholders as a whole may lose their entire investment in our company.

We may be forced to curtail or discontinue operations if we are unable to obtain, on commercially acceptable terms, additional capital that we may require from time to time in the future to finance our operations and growth.

We will need additional capital to continue and expand our operations and to implement our business strategy. If our operations expand faster or at a higher rate than currently anticipated, we may require additional capital sooner than we expect. We also may need to raise additional funds sooner to fund more rapid expansion or the development or enhancement of our existing energy generation products, services, capabilities and systems. We are unable to provide any assurance or guarantee that additional capital will be available when needed by our company or that such capital will be available under terms acceptable to our company or on a timely basis. If additional funds are raised through the issuance of equity, convertible debt or similar securities of our company, the percentage of ownership of our company by our company’s stockholders will be reduced, our company’s stockholders may experience additional dilution, and such securities may have rights or preferences senior to those of our common stock. We are unable to provide any assurance that additional financing will be available on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of potential opportunities, develop or enhance energy generation products, services, capabilities and systems or otherwise respond to competitive pressures would be limited significantly. This limitation could harm substantially our business, results of operations and financial condition.

We may be unable to compete successfully against existing and future competitors, which could harm our margins and our business.

The market for the kinds of renewable and efficient energy generation that we offer is new, highly competitive and rapidly evolving. We expect the competitive environment to continue in the future. We face competition from a large number of existing energy generation companies. We believe that the general financial success of companies within the renewable energy generation industry will continue to attract new competitors to the industry, including providers of CHP turnkey solutions and others.

We can provide no assurance that we will be able to compete successfully against current or potential competitors. Many of our current and potential competitors have longer operating histories, better brand recognition and significantly greater financial, technical and marketing resources than we do. Many of these competitors may have well-established relationships with manufacturers and other key strategic partners and can devote substantially more resources to such relationships. As a result, they may be able to secure equipment, technology, products and systems, among other things that we may need, from vendors on more favorable terms, fulfill customer orders or requests more efficiently and adopt more aggressive pricing policies than we can. They also may be able to secure a broader range of technologies, products and systems from or develop close relationships with primary vendors. Some competitors may price their energy generation products, services, capabilities and systems below cost in an attempt to gain market share.

Increased competition may result in price reductions, reduced gross margin and loss of market share, any of which could harm our business and adversely affect our operating results and financial condition. We may not be able to compete successfully and respond to competitive pressures. Our inability to compete effectively with current or future competitors could harm our business and have a material adverse effect on our results of operations and financial condition.

Our inability to retain and properly insure against the loss of the services of our executive officers and other key personnel may harm our business and impede the implementation of our business strategy.

Our future success depends to a significant degree on the skills, experience and efforts of Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, and other key management and technical personnel. The loss of the services of any of these individuals could harm our business and operations. In addition, we have not obtained key person life insurance on any of our key employees. If any of our executive officers or key employees left or was seriously injured and unable to work and we were unable to find a qualified replacement and/or to obtain adequate compensation for such loss, we may be unable to manage our business, which could harm our operating results and financial condition.

Our inability to attract, train and retain additional qualified personnel may harm our business and impede the implementation of our business strategy.

We need to attract, integrate, motivate and retain a significant number of additional administrative and technical personnel in 2014 and beyond. Competition for these individuals in our industry and geographic region is intense, and we may be unable to attract, assimilate or retain such highly qualified personnel in the future. Our business cannot continue to grow if we are unable to attract such qualified personnel. Our failure to attract and retain highly trained personnel that are essential to our business may limit our growth rate, which would harm our business and impede the implementation of our business strategy.

We may indemnify our directors and officers against liability to us and our security holders, and such indemnification could increase our operating costs.

Our bylaws allow us to indemnify our directors and officers against claims associated with carrying out the duties of their offices. Our bylaws also allow us to reimburse them for the costs of certain legal defenses. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers or control persons, we have been advised by the SEC that such indemnification is against public policy and is therefore unenforceable.

Since our directors and officers are aware that they may be indemnified for carrying out the duties of their offices, they may be less motivated to meet the standards required by law to properly carry out such duties, which could increase our operating costs. Further, if our directors and officers file a claim against us for indemnification, the associated expenses also could increase our operating costs.

Risks Relating to our Common Stock

Our common stock is not listed on any exchange, and stockholders may not be able to resell their shares.

Currently our shares of common stock are not listed on any exchange or automated quotation system. A public market for our shares of common stock may never develop. There can be no assurance that purchasers of our shares of common stock will be able to resell their shares at their original purchase price, if at all.

Our common stock could ultimately be traded over the counter, which could deprive stockholders of the full value of their shares.

We intend, upon the effectiveness of the registration statement of which this prospectus is a part, to apply for the listing of our common stock on a national stock exchange or an automated quotation system. Until our common stock is listed on a national stock exchange or an automated quotation system, there is no market price for the shares. Once listed on a national stock exchange or an automated quotation system, the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that any application for the listing of our common stock on a national stock exchange or an automated quotation system will be approved.

If any such application is not approved and our common stock ultimately is not listed, we intend to engage a market maker to apply for quotation on the OTC Electronic Bulletin Board. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (FINRA), which operates the OTC Electronic Bulletin Board; nor can there be any assurance that such an application for quotation will be approved. If such an application is approved and our common stock is approved for quotation via the OTC Electronic Bulletin Board, then our common stock is expected to have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange or the NASDAQ Stock Market. These factors may result in higher price volatility and less market liquidity for our common stock.

The sale of shares of our common stock pursuant to the registration statement of which this prospectus is a part could cause the price of our common stock to decline.

The selling stockholders under the registration statement of which this prospectus is a part may sell none, some or all of the shares of common stock that are covered by such registration statement. We have no way of knowing whether or when the selling stockholders will sell the shares of common stock covered by such registration statement. Depending on market liquidity at the time, a sale of shares covered by such registration statement at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under such registration statement, or the anticipation of such a sale, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we otherwise might desire to effect such sales.

A low market price would severely limit the potential market for our common stock.

Our common stock may trade at a price below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-NASDAQ equity security that has a market price share of less than $5.00 per share, subject to certain exceptions (a “penny stock”). Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction before the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed on broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

If applicable, FINRA sales practice requirements could limit a stockholder’s ability to buy and sell our stock.

In addition to the penny stock rules promulgated by the SEC, which are discussed in the immediately preceding risk factor, FINRA rules (which would apply to our common stock in the event that our common stock ultimately becomes traded over the counter via the OTC Electronic Bulletin Board) require that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Under these FINRA rules, before recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. If these FINRA rules were to apply to our common stock, such application would make it more difficult for broker-dealers to recommend that their customers buy our common stock, which could limit the ability to buy and sell our common stock and have an adverse effect on the market value for our shares of common stock.

An investor’s ability to trade our common stock may be limited by trading volume.

A consistently active trading market for our common stock may not occur on a national stock exchange or an automated quotation system. A limited trading volume may prevent our stockholders from selling shares at such times or in such amounts as they otherwise may desire.

Our company has a concentration of stock ownership and control, which may have the effect of delaying, preventing or deterring a change of control.

Our common stock ownership is highly concentrated. Through ownership of shares of our common stock, the members of our board of directors collectively beneficially own more than 48.0% of our total outstanding shares of common stock. As a result of the concentrated ownership of our common stock, our board of directors acting together will be able to exert significant control over all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It also could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company, and it may affect the market price of our common stock.

We have not voluntarily implemented various corporate governance measures, in the absence of which, stockholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and NASDAQ are those that address board of directors’ independence, audit committee oversight and the adoption of a code of ethics. While our board of directors has adopted a Code of Ethics and an Audit Committee Charter, we have not yet adopted any of the other corporate governance measures, and, since our securities are not currently listed on a national securities exchange or NASDAQ, we are not currently required to do so. We intend, however, upon the effectiveness of the registration statement of which this prospectus is a part, to apply for the listing of our common stock on a national stock exchange or an automated quotation system. There can be no assurance that any application for the listing of our common stock will be approved. In the event that our common stock becomes listed, we will be required to adopt these other corporate governance measures, and we intend to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

There are doubts about our ability to continue as a going concern, and, if we are unable to continue our business, our shares of common stock may have little or no value.

As discussed in Note 3 to the accompanying financial statements as of June 30, 2013 and December 31, 2012 and 2011 and the periods then ended, our company’s ability to become a profitable operating company is dependent on obtaining financing adequate to fulfill our current business plan, and achieving a level of revenues adequate to support our cost structure has raised doubts about our ability to continue as a going concern. The doubts relating to our ability to continue as a going concern may make our shares an unattractive investment for potential investors. This may make it difficult for us to raise the amount of capital we will need.

Our board of directors has the authority to issue shares of “blank check” preferred stock, which may make an acquisition of our company by another company more difficult.

We have adopted and may in the future adopt certain measures that may have the effect of delaying, deferring or preventing a takeover or other change in control of our company that a holder of our common stock might consider in its best interest. Specifically, our board of directors, without further action by our stockholders, currently has the authority to issue up to 9,500,000 shares of preferred stock and to fix the rights (including voting rights), preferences and privileges of these shares (“blank check” preferred stock). Such preferred stock may have rights, including economic rights, senior to our common stock. As a result, the issuance of such preferred stock could have a material adverse effect on the price of our common stock and could make it more difficult for a third party to acquire a majority of our outstanding shares of common stock.

We may not declare or pay cash dividends on our common stock.

We declared dividends on our common stock in the amounts of $322,554 in 2012 and $436,736 in 2011. In addition, in 2011 our company received a reimbursement payment of $132,007 under Section 1603 of the Recovery Act for installing eligible energy facilities, which amount was distributed pro rata to our common stockholders. In the past, we declared and paid such dividends on a quarterly basis. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance our growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects and plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying our forward-looking statements are reasonable, these expectations may prove to be incorrect, and all of these statements are subject to risks and uncertainties. Therefore, you should not place undue reliance on our forward-looking statements. We have included important risks and uncertainties in the cautionary statements included in this prospectus, particularly the section titled “Risk Factors” incorporated by reference herein. We believe these risks and uncertainties could cause actual results or events to differ materially from the forward-looking statements that we make. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. Our forward-looking statements do not reflect the potential impact of future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not assume any obligation to update any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law. In the light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

            With respect to shares of our common stock that may be offered and sold from time to time by the selling stockholders, we will receive no proceeds from the sale of shares of our common stock pursuant to this offering.

DETERMINATION OF OFFERING PRICE

Our common stock is not currently listed on any exchange or quotation system, and, accordingly, there is no established public trading market for our common stock. We intend, upon the effectiveness of the registration statement of which this prospectus is a part, to apply for the listing of our common stock on a national stock exchange or an automated quotation system. If any such application is not approved and our common stock ultimately is not listed, we intend to engage a market maker to apply for quotation on the OTC Electronic Bulletin Board.

Until such time that our common stock is listed or trading on an exchange or automated quotation system or quoted on the OTC Electronic Bulletin Board, the shares offered under this prospectus by the selling stockholders will be sold at the initial offering price of $4.00 per share. As of and after such time (if ever) that our common stock is listed or trading on an exchange or automated quotation system or quoted on the OTC Electronic Bulletin Board, the shares offered under this prospectus by the selling stockholders may be sold on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent or in privately negotiated transactions not involving a broker-dealer, and the prices at which the selling stockholders may sell the shares may be determined by the prevailing market price of the shares at the time of sale, may be different from such prevailing market price or may be determined through negotiated transactions with third parties.

In determining the initial offering price of $4.00 per share (as stated above), we considered our company’s future prospects and those of our industry in general, our revenue, earnings and certain other financial and operating information in recent periods and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. We cannot assure you that the prices at which the shares will sell in the public market after our common stock is listed or trading on an exchange or automated quotation system or quoted on the OTC Electronic Bulletin Board (if ever) will not be lower than the initial offering price or that an active trading market in our common stock will develop or continue if developed.

DIVIDEND POLICY

We declared dividends on our Series B preferred stock in the amounts of $195,670 and $35,019 in 2011 and 2012, respectively. We declared and paid such dividends on a monthly basis. In or before March 2012, all outstanding shares of our Series B preferred stock were converted into shares of our common stock. We declared dividends on our common stock in the amounts of $436,736 in 2011 and $322,554 in 2012. We declared such dividends on a quarterly basis. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2013.

Actual June 30, 2013
Current liabilities	$426,353
Long-term liabilities	--

Stockholders’ equity (deficit):
Preferred stock Series A preferred stock	2,215
Common stock	68,625
Additional paid-in capital	19,892,259
(14,517,731)
Total stockholders’ equity	$5,445,368
Total capitalization	$5,871,721

DILUTION

The net tangible book value of our company as of June 30, 2013 was $5,445,368 or approximately $0.08 per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of the company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.

None of the proceeds from the sale of 2,026,000 shares of common stock offered by the selling stockholders will be paid to our company. Therefore, our net tangible book value will be unaffected by such sales.

MARKET PRICE OF AND DIVIDENDS ON
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is not traded on any national exchange or quotation system, and, accordingly, there is no established public trading market for our common stock. We intend, upon the effectiveness of the registration statement of which this prospectus is a part, to apply for the listing of our common stock on a national stock exchange or an automated quotation system. Until our common stock is listed, there is no market price for the shares. Once listed on a national stock exchange or an automated quotation system, the shares may be sold at prevailing market prices or at privately negotiated prices. There can be no assurance that any application for the listing of our common stock will be approved.

If any such application is not approved and our common stock ultimately is not listed on a national stock exchange or an automated quotation system, we intend to engage a market maker to apply for quotation on the OTC Electronic Bulletin Board. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (FINRA), which operates the OTC Electronic Bulletin Board; nor can there be any assurance that such an application for quotation will be approved. If such an application is approved and our common stock is approved for quotation via the OTC Electronic Bulletin Board, then our common stock is expected to have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange. These factors may result in higher price volatility and less market liquidity for our common stock. In any event we cannot assure you that any market for the shares will develop or be sustained.

Until such time that our common stock is listed or trading on an exchange or automated quotation system or quoted on the OTC Electronic Bulletin Board, the shares offered under this prospectus by the selling stockholders will be sold at the initial offering price of $4.00 per share. As of and after such time (if ever) that our common stock is listed or trading on an exchange or automated quotation system or quoted on the OTC Electronic Bulletin Board, the shares offered under this prospectus by the selling stockholders may be sold on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent or in privately negotiated transactions not involving a broker-dealer, and the prices at which the selling stockholders may sell the shares may be determined by the prevailing market price of the shares at the time of sale, may be different from such prevailing market price or may be determined through negotiated transactions with third parties.

As of the date of this prospectus, there are no options outstanding to purchase shares of our common stock under our company’s 2009 Stock Incentive Plan. See “Executive Compensation—2009 Stock Incentive Plan.”

2,026,000 shares of our common stock are covered by the registration statement of which this prospectus is a part and may be sold by the selling stockholders hereunder. As of the date of this prospectus, without counting the shares of our common stock covered by the registration statement of which this prospectus is a part, there are outstanding approximately 35,674,764 shares of our common stock that could be sold pursuant to Rule 144 under the Securities Act. The selling stockholders also may sell their shares of our common stock under Rule 144 under the Securities Act rather than under this prospectus. See “Plan of Distribution.”

Holders of our Common Stock

As of November 11, 2013, 68,624,517 shares of our common stock were outstanding and held of record by approximately 581 stockholders of record.

Dividends

We declared dividends on our common stock in the amounts of $322,554 in 2012 and $436,736 in 2011. We declared such dividends on a quarterly basis. In addition, in 2011 our company received a reimbursement payment of $132,007 under Section 1603 of the Recovery Act for installing eligible energy facilities, which amount was distributed pro rata to our common stockholders. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance our growth. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Securities Authorized for Issuance Under Equity Compensation Plans

            We have one compensation plan, our company’s 2009 Stock Incentive Plan, which was previously approved by security holders. See “Executive Compensation—2009 Stock Incentive Plan.” As of the date of this prospectus, there are no options outstanding to purchase shares of our common stock under our company’s 2009 Stock Incentive Plan. As of the date of this prospectus, the number of shares of our common stock that are available for future issuance under our company’s 2009 Stock Incentive Plan is 9,800,000.

DESCRIPTION OF BUSINESS

Our Company

808 Renewable Energy Corporation was formed as a Nevada corporation in May 2009 for the purpose of acquiring, developing, owning and managing renewable and efficient energy projects throughout the United States. Before forming 808 Renewable Energy Corporation, we operated 808 Energy 3, LLC, a Nevada limited liability company formed in January 2009 for the purpose of acquiring, re-commissioning and operating distributed generation (“DG”) energy facilities, also known as combined heat and power (“CHP”) plants. On August 20, 2010, 808 Renewable acquired all of the then-outstanding units of membership interest of 808 Energy 3, LLC not then already owned by 808 Renewable, thereby making 808 Energy 3, LLC a wholly-owned subsidiary of 808 Renewable. We also acquired 808 Energy 2, LLC, a Nevada limited liability company formed in August 2008 to acquire the CHP plant located at Pacific Clay Products, Inc. in Lake Elsinore, California. Effective as of June 30, 2011, 808 Renewable acquired all of the then-outstanding units of membership interest of 808 Energy 2, LLC not then already owned by 808 Renewable, thereby making 808 Energy 2, LLC a wholly-owned subsidiary of 808 Renewable.

Being wholly-owned subsidiaries of 808 Renewable immediately before such event, both 808 Energy 3, LLC and 808 Energy 2, LLC were dissolved as of April 23, 2012, at which time all property, rights, privileges, powers and franchises of 808 Energy 3, LLC and 808 Energy 2, LLC vested in 808 Renewable, and all debts, liabilities and duties of 808 Energy 3, LLC and 808 Energy 2, LLC became the debts, liabilities and duties of 808 Renewable.

We refer to 808 Renewable Energy Corporation herein as “808 Renewable,” the “company,” “our company,” “we,” “us” and “our”.

General

We distribute and operate on-site cogeneration systems that produce both electricity and heat. Our business is to own the equipment that we install at customers’ facilities and to sell the energy produced by these systems to the customers on a long-term contractual basis.

We offer a range of cogeneration systems that are highly reliable and energy efficient. Our cogeneration systems produce electricity from an internal combustion engine driving a generator, while the heat from the engine and exhaust is recovered and typically used to produce heat and hot water for on-site processes. We also distribute and operate water chiller systems that operate in a similar manner, except that the engine’s power drives a large air-conditioning compressor while recovering heat for hot water. Cogeneration systems reduce the amount of electricity that the customer must purchase from the local utility and produce valuable heat and hot water for the site to use as required.

Our Business Model

We are a distributed generation (“DG”) onsite energy company that sells energy in the form of electricity, heat, hot water and air conditioning under long-term contracts with commercial, institutional and light industrial customers. We install our systems at no cost to our customers and retain ownership of the systems. Because our systems operate at over 50 percent efficiency (versus less than 33 percent for the existing power grid), we are able to sell the energy produced by these systems to our customers at prices below their existing cost of electricity (or air conditioning), heat and hot water. Our cogeneration systems consist of natural gas-powered internal combustion engines that drive an electrical generator to produce electricity and that capture the engine heat to produce space heating and hot water. Our energy systems also can be configured to drive a compressor that produces air conditioning and that also captures the engine heat. As of the date of this prospectus, we have six operating CHP plants, consisting of five Office Building CHP plants and the Pacific Clay CHP plant. See “Office Building CHP Plants” and “Pacific Clay CHP Plant.” We anticipate restarting two of our CHP plants that have been shut down for maintenance and also commencing the operation of one additional CHP plant in or about the first calendar quarter of 2014.

To date, each of our installations runs in conjunction with the electric utility grid and requires standard interconnection approval from the local utility. Our customers use both our energy systems and the electric utility grid for their electricity requirements. We typically supply the first 20% to 80% of the building’s electricity requirements, while the remaining electricity is supplied by the electric utility grid. Our customers are contractually bound to use the electrical energy that we supply.

To date, the price that we have charged our customers is set in our customer contracts at a discount to the price of the building’s local electric utility. For the 20% to 80% portion of the customer’s electricity that we supply, the customer realizes immediate savings on its electric bill. In addition to electricity, we sell our customers the thermal energy (usually both hot and chilled water) produced by our CHP plant at a discount to what the utility would have charged them to produce the same commodity using conventional means. For example, using absorption chillers, our CHP plants often provide chilled water to the sites’ air conditioning systems, and this chilled water also is priced at a discount to prevailing utility rates. Generally, our customers are contractually bound to use the thermal energy that we supply. Of the six energy services agreements currently in effect to which we are a party with our customers in relation to our six currently operating CHP plants, only one of them does not require our customer to purchase thermal energy from us, nor does it require us to supply any thermal energy to that customer. Rather, under that energy services agreement, our customer is contractually bound to use only the electrical energy that we provide.

We also intend to provide consulting, design and engineering services to clients who prefer to purchase, own and operate their own CHP plants. Our experience with acquiring, re-commissioning and operating our existing plants has provided us with the knowledge and capability to advise real estate owners and commercial consumers on the development and implementation of their own CHP and similar energy production strategy. We have not been engaged to provide such consulting services to date but anticipate doing so in 2014.

We further anticipate that we will realize revenue from the sale of equipment held in inventory. We have acquired certain equipment that we do not anticipate will be used in the construction, renovation or maintenance of existing or new CHP facilities. Such equipment is available for sale to third parties, and we expect to commence such sales in 2013.

Our Growth Strategy

Our focus is and has been on acquiring existing distributed generation (“DG”) energy facilities, also known as combined heat and power (“CHP”) plants. We have determined to focus on CHP because generally such plants rely on proven technology, are smaller in size and lower in cost and provide a quicker path to revenue and earnings than newly developed projects.

Our objective is to grow revenue through strategic acquisitions of existing CHP projects, identify and develop new project opportunities in CHP and expand our project scope into other renewable energy technologies. Although no assurances can be given, management anticipates company growth from the following areas:

1)
Acquisitions of existing projects. In most cases, we will acquire only assets that already are subject to long-term energy purchase agreements and with respect to which all required regulatory permits have been obtained. These acquisitions will allow us to more quickly achieve sales and revenue in the traditional, alternative and renewable energy industries.

2)
Increase revenues from existing CHP customers. Some of the customers of the projects that we have acquired or that we may acquire in the future have or may have other locations and therefore may have an interest in developing CHP plants at such other locations. We intend to develop such opportunities if and as they present themselves as capital resources permit.

3)
Identify and develop new renewable and efficient energy projects. We intend to identify and perform due diligence on other renewable and efficient energy projects. Some of such projects may be larger in size and higher in cost and could require additional time to permit, design, construct and commission than the projects we already have acquired. We therefore anticipate that such projects may be undertaken on a selective basis (if at all). In addition, we may structure our involvement in such projects as joint ventures or strategic partnerships in order to assure that we have adequate capital resources and expertise to undertake such large-scale operations.

            Through strategic acquisitions and expanding sales and margins in our initial acquisitions, we may seek to achieve a larger geographic footprint and to create branding, greater economies of scale and improved marketing, advertising and service programs.

Combined Heat and Power Solutions

    In 2008, Oak Ridge National Laboratory issued its report titled “Combined Heat and Power – Effective Energy Solutions for a Sustainable Future” that described CHP and its benefits.1  Much of the following information is drawn from the Oak Ridge Report.

    What is CHP? “CHP, also known as cogeneration, is the concurrent production of electricity or mechanical power and useful thermal energy (heating and/or cooling) from a single source of energy. CHP is a type of distributed generation, which, unlike central station generation, is located at or near the point of consumption. Instead of purchasing electricity from a local utility and then burning fuel in a furnace or boiler to produce thermal energy, consumers use CHP to provide these energy services in one energy-efficient step. As a result, CHP improves efficiency and reduces greenhouse gas (GHG) emissions. For optimal efficiency, CHP systems typically are designed and sized to satisfy the users’ thermal baseload demand.”2

    CHP is not a single technology but several combined, flexible-fuel technologies that generate electricity or thermal energy at the point of use, “allowing the heat that normally would be lost in the power generation process to be recovered to provide needed heating and/or cooling.”3  This allows for much greater improvement in overall fuel efficiency, resulting in lower costs and total CO2 emissions. CHP’s potential for energy savings is vast.

     “CHP may not be widely recognized outside industrial, commercial, institutional and utility circles, but it has quietly been providing highly efficient electricity and process heat to some of the most vital industries, largest employers, urban centers and campuses in the United States. While the traditional method of separately producing usable heat and power has a typical combined efficiency of 45%, CHP systems can operate at efficiency levels as high as 80%.

    The great majority of electricity generation in the United States does not make use of the waste heat. As a result, the average efficiency of utility generation has remained at roughly 34% since the 1960s. The energy lost in the United States from wasted heat in the power generation sector is greater than the total energy use of Japan. CHP captures this valuable wasted energy.”4
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1 "Combined Heat and Power – Effective Energy Solutions for a Sustainable Future,” prepared by Oak Ridge National Laboratory for the U.S. Department of Energy, December 1, 2008, at page 27 (available at http://www.osti.gov/bridge) (hereafter “Oak Ridge Report”).
2 Oak Ridge Report at page 5.
3  See Oak Ridge Report at page 3
4  Oak Ridge Report at page 6.

What advantages does CHP offer? Increasing worldwide energy demand, rising energy prices and concerns about climate change are driving interest in energy efficiency and renewable energy. There is growing recognition that energy efficiency must be part of any realistic strategy to ease short-term US energy prices and stabilize the long-term energy future. Energy efficiency and renewable energy are key components of a portfolio of promising supply- and demand-side resources that can provide the United States with clean, affordable energy and support continued economic prosperity. CHP is first and foremost an energy efficiency resource.

"The cost-effectiveness and near-term viability of CHP development establishes this exciting technology as a leader among other clean energy technologies such as wind, solar, clean coal, biofuels and nuclear power."5 As the United States continues to transform the way it produces, transports and uses energy, it should capitalize on the vast and valuable benefits of CHP. A history of success here and abroad proves that a balanced set of policies, incentives and technology investments can bring sustained CHP growth and realize its enormous potential.

CHP positively impacts the health of local economies and supports national policy goals in a number of ways. "CHP can:

•	Enhance our energy security by reducing our national energy requirements and help businesses weather energy price volatility and supply disruptions;

•	Advance our climate change and environmental goals by reducing emissions of CO2 and other pollutants;

•	Improve business competitiveness by increasing energy efficiency and managing costs;

•	Increase resiliency of our energy infrastructure by limiting congestion and offsetting transmission losses;

•	Diversify energy supply by enabling further integration of domestically produced and renewable fuels; and

•	Improve energy efficiency by capturing heat that normally is wasted."6

Office Building CHP Plants

General. On or about November 12, 2010, 808 Energy 3, LLC purchased and acquired from 1211658 Alberta Ltd., an Alberta, Canada corporation, 14 CHP plants and related assets owned by 1211658 Alberta Ltd. and formerly owned and operated by Real Energy, Inc. We refer to these 14 CHP plants collectively herein as the Office Building CHP plants and to each of them individually herein as an Office Building CHP plant. We refer to the Office Building CHP plants together collectively with all related Office Building CHP plant assets that 808 Energy 3, LLC acquired as the Office Building CHP plant assets.

_______________________

 5 Oak Ridge Report at page 4.
 6 Oak Ridge Report at page 5.

Status. Since November 12, 2010, we have re-commissioned and restarted successfully eight of the Office Building CHP plants. As of the date of this prospectus, five of these eight Office Building CHP plants are operating. Of these eight restarted Office Building CHP plants, one of them (i.e., Centerside) was shut down in July 2012, and its equipment currently is being deployed to a different location, and two of them (i.e., Two Town Center and Civic Center) have been shut down for maintenance and repair. These two shut-down Office Building CHP plants and one additional Office Building CHP plant (i.e., CPUC) are anticipated to commence generating energy in 2014. As of the date of this prospectus, we have determined that two of the other Office Building CHP plants that we acquired cannot be restarted due to concerns of owners of the properties where those two Office Building CHP plants are located (and hence those two Office Building CHP plants are not listed below). Because unforeseen circumstances can arise that in our opinion would require excessive capital expenditures, or because we may determine that one or more of the other three remaining Office Building CHP plants (i.e., Marriott Fremont, Regents I & II and 595 Market Street) would be unprofitable if re-commissioned and restarted, we cannot assure you that we will be able to, or that we will, re-commission or restart successfully the other three remaining Office Building CHP plants or that they otherwise will become fully operational.

Description. The Office Building CHP plants are located in high rise office buildings and were designed to provide the electric, hot water and chilled water needs of the buildings’ tenants. Set forth below is the site name and location for each of the Office Building CHP plants that have been or are contemplated to be restarted, the maximum rate capacity of kilowatts (“KW”) capacity for each of those Office Building CHP plants and the status of each of those Office Building CHP plants as of the date of this prospectus.

Office Building CHP plant	KWs	Status
Hawthorne 21515 Hawthorne Boulevard Torrance, California 90503	800	Office Building CHP plant operating
Anita 333 S. Anita Drive Orange, California 92868	600	Office Building CHP plant operating
Two Town Center 3200 Park Center Drive Costa Mesa, California 92626	1,000	Restarted in July 2010; currently shut down for maintenance and repair
701 B Street San Diego, California 92101	600	Office Building CHP plant operating
50 Beale Street San Francisco, California 94105	1,200	Office building CHP plant operating
Centerside 3111 Camino Del Rio San Diego, California 92108	400
Office Building CHP plant operated successfully from September 27, 2010 to July 12, 2012. Office Building CHP plant was shut down in July 2012 by new owner of building where Office Building CHP plant was located

Elihu Harris 1515 Clay Street Oakland, California 94612	600	Office Building CHP plant operating
Civic Center 455 Golden Gate Avenue San Francisco, California 94102	800	Restarted in April 2013; currently shut down for maintenance and repair
CPUC 505 Van Ness Avenue San Francisco, California 94102	400	Anticipated restart in 2014
Marriott Fremont 46100 Landing Parkway Fremont, California 94538	400	Contemplated to be restarted, but no anticipated restart date has been determined
Regents I & II 4250 and 4275 Executive Square La Jolla, California 92037	800	Contemplated to be restarted, but no anticipated restart date has been determined
595 Market Street San Francisco, CA 94105	1,030	Contemplated to be restarted, but no anticipated restart date has been determined

The maximum capacity of each Office Building CHP plant varies but generally is from 400 kilowatts to 1,200 kilowatts (“KW”). The Office Building CHP plants are not designed to export power to the electric grid but rather are designed solely to service the needs of the building occupants. Each Office Building CHP plant consists of one or more natural-gas fired, engine driven generators that produce electricity on-site. Waste heat is recovered from the CHP engines and exhaust systems and is used to heat water and in absorption chillers for cooling applications. The natural gas is obtained from existing gas distribution lines supplying each building site.

Critical Contracts, Etc. Each Office Building CHP plant involves several critical contracts and permits, including an energy services agreement, a facility lease, an interconnection agreement with the electric utility and an air quality permit. Each of these agreements must be executed and be in force to operate the Office Building CHP plant. We have obtained consents from the building owners where the currently-operating Office Building CHP plants are located and currently are in the process of negotiating with certain other building owners to confirm that each of them will enter into a new energy purchase agreement and lease (or renew the pre-existing energy purchase agreement and lease) for the Office Building CHP plant located at such owner’s building. If we are unable to obtain the building owner’s consent, or if we determine that the costs to repair and re-commission the Office Building CHP plant is excessive, we will not pursue the re-commissioning. As of the date of this prospectus, we have renewed the air quality permits (or obtained new air quality permits) and entered into an interconnection agreement with the electric utility for each of the Office Building CHP plants that currently are operating or that we intend to operate.

Critical Tasks. Before generating energy from any Office Building CHP plant after 808 Energy 3, LLC acquired it, there were a number of critical tasks that had to be accomplished. Some of these tasks depended (and depend) on the consent or agreement of third parties who were (and are) beyond our control. As a result, we cannot provide any assurance that the remaining Office Building CHP plants that currently are not operating but that we intend to restart will be restarted. Set forth below are some, but not all, of the tasks that needed (and need) to be accomplished before we can restart any of the Office Building CHP plants.

•	Renewing or obtaining new air quality permits from the State of California and other air quality boards.

•	Renewing or entering into new interconnection agreements with the electric utility company serving each location.

•	Negotiating a new energy supply agreement with the building owner and energy off-taker or gaining the building owner’s consent for an extension of the energy supply agreement.

•	Inspecting, repairing and re-commissioning each Office Building CHP plant, including repairing or replacing non-functional or substandard parts.

Long-Term Natural Gas Supply Agreements. With respect to any one or more Office Building CHP plants (or any other CHP plant that we may own or operate or acquire and operate in the future), we may attempt to enter into a long-term natural gas supply agreement. However, long-term natural gas supply agreements are not essential to our business but are undertaken if reasonably available. To date, we have entered into only one such long-term natural gas supply agreement in relation to the Pacific Clay CHP plant, which is described below. Although this supply agreement would qualify as a derivative, we consider this supply agreement to be exempt from derivative accounting under the normal purchases and sales exception, and therefore we do not account for this supply agreement using “fair value” requirements. See “Note 2 – Summary of Significant Accounting Policies” in the Notes to our Consolidated Financial Statements included in this prospectus.

Pacific Clay CHP Plant

We own and operate a natural gas powered CHP plant located at Pacific Clay Products, Inc. in Lake Elsinore, California, a leading manufacturer of clay brick products. We refer to this CHP plant herein as the Pacific Clay CHP plant. Pacific Clay’s state-of-the-art manufacturing facility is the largest in the western United States. The Pacific Clay CHP plant has a maximum rated capacity of 1,100 kWhs. In April 2011, we entered into a new energy services agreement with Pacific Clay Products, Inc., which has a term of 10 years and is automatically extended for additional terms of five years unless terminated by Pacific Clay. Pursuant to the energy services agreement, Pacific Clay is obligated to purchase a minimum of 200,000 kWh per month, and we agree to generate not less than 60% of Pacific Clay’s energy demand or 80% of the maximum rated capacity of the Pacific Clay CHP plant. At or about June 4, 2012, we entered into a Fixed Price Full Requirements Natural Gas Confirmation Agreement with Commerce Energy, Inc. for the supply of natural gas needed to operate the Pacific Clay CHP plant. This Confirmation Agreement provides for a fixed price for natural gas to be full-requirement supplied to the Pacific Clay CHP plant for its operation over a period of 24 months.

Competition

We believe that the primary competition for our energy services is from existing electric utilities. In our current market of California, we compete with Southern California Edison, San Diego Gas & Electric and Pacific Gas & Electric. Those companies are much larger than we are in terms of revenues, assets and resources. We believe that we compete primarily on the basis of cost.  We aim to compete with large utility companies by selling electricity to the individual commercial building customers at rates lower than those offered by such utilities. However, we typically only supply a portion of the electricity needs of the building. The remaining portion is supplied by the electric utility. Our contracts generally provide that the price of energy is a fixed percentage less than the price that otherwise would be charged by our customer’s utility company.

We do not manufacture CHP units or other related components. For example, we use internal combustion engines manufactured by other companies to generate the energy that we sell to customers. In most cases, we view the manufacturers as suppliers of equipment and not as competitors. However, such manufacturers may sell their equipment directly to end users who are sophisticated enough to install and operate the equipment. The primary manufacturers of such internal combustion engines are Hess Microgen, Caterpillar Inc., Cummins Power Generation Inc. and Waukesha Engine, a subsidiary of General Electric Company. We have installed Hess Microgen or Waukesha Engine engines at all of our locations.

Manufacturers such as General Electric Company, Caterpillar Inc. and Waukesha Engine have the infrastructure to manufacture CHP units but are not designed to provide the services we do on a site-by-site basis. Large energy companies like General Electric Company and British Petroleum are starting to add alternative energy technologies to their portfolios. These companies are focusing on large scale wind, solar and fuel cell projects, while we are able to focus on smaller onsite power generation projects. Some companies producing cogeneration systems that are potential competitors to us include Capstone Turbine Corporation, Flex Energy and General Electric Company.

Additionally, we compete against providers of alternative energy. The alternative energy market is emerging rapidly. Many companies are developing alternative and renewable energy sources, including solar power, wind power, fuel cells and micro-turbines. Some of the companies in this sector include General Electric Company, BP p.l.c, Royal Dutch Shell and SunEdison, a division of MEMC Electronic Materials, Inc.; Plug Power, Inc. and FuelCell Energy, Inc. (in the fuel cell space); and Capstone Turbine Corporation, Ingersoll Rand PLC and Elliott Turbomachinery, a division of the Elliott Group, Inc. (in the micro-turbine space). The effect of these developing technologies on our business is difficult to predict but has not had a measurable effect on our target market to date.

Some of our competitors are large companies that tackle energy efficiency for the entire building, including water usage, light bulb efficiency and other interior modifications. We focus on one area, which allows us to provide faster results and cost savings that large scale energy reduction projects cannot produce, as they must gather massive amounts of data and budgeting approvals. A few local companies are attempting to offer technologies similar to ours. However, we operate only CHP plants and specialize in this technology and niche market. Since the inception of our company, we have retained technicians who have experience in CHP equipment and technology, and we believe we have the proven experience to cover sites all over California.

There are a number of energy service companies that offer related services. These companies include Siemens AG, Honeywell International Inc. and Johnson Controls Inc. In general, these companies do not target individual buildings – our target market. Because we focus on smaller projects for energy supply, we believe that such companies do not attempt to compete directly with our services.

There are a few emerging cogeneration developers, such as American DG Energy, that offer services similar to ours.  However, we have not identified any that focuses primarily on our market of California.

Governmental Regulation

Generally, the Office Building CHP plants are required to obtain permits from state environmental agencies (e.g., the California Air Quality Management Department) in order to operate the equipment. These permits require site plans and other documents to be submitted to and approved by the regulatory agency. Permits typically are issued for a period of one year, with renewals being routinely granted. As of the date of this prospectus, we have renewed the AQMD permits (or obtained new AQMD permits) for each of the Office Building CHP plants that currently are operating or that we intend to operate. All of these AQMD permits currently are in effect.

We do not anticipate that our operation of any of the Office Building CHP plants will require us to be regulated as an “electric utility company” under the Public Utility Holding Company Act of 1935.

Employees

At the date hereof, we have six full-time employees.

Description of Property

         Our company owns no real property. Our corporate offices are located at 13888 Harbor Boulevard , Building 8A, Garden Grove, California  92843, where we lease property consisting of approximately 6,000 square feet in the aggregate. This leased property consists of office and warehouse space, and our monthly rent is approximately $8,550, including association dues. We lease our space from an entity owned or controlled by our CEO, Patrick S. Carter. See “Conflicts of Interest.”

Legal Proceedings

Our company is not a party to any material legal proceeding.

Principal Executive Office

Our principal executive office is located at 13888 Harbor Boulevard , Building 8A, Garden Grove, California  92843. Our telephone number is (714) 891-8282.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion of our financial condition and results of operations in conjunction with (i) our audited financial statements as of December 31, 2012 and 2011 and for the fiscal years then ended and (ii) our unaudited financial statements for the six months ended June 30, 2013 and 2012 that appear elsewhere in this prospectus. This discussion contains forward-looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we described under “Risk Factors” and elsewhere in this prospectus. Certain statements contained in this discussion, including, without limitation, statements containing the words “believes,” “anticipates,” “expects” and the like, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, as we will issue “penny stock,” as such term is defined in Rule 3a51-1 promulgated under the Exchange Act, we are ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any of the future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any of such factors or to announce publicly the results of revision of any of the forward-looking statements contained herein to reflect future events or developments. For information regarding risk factors that could have a material adverse effect on our business, refer to the “Risk Factors” section of this prospectus beginning on page 3.

Overview

We provide energy through CHP plants that consist of natural gas-powered systems owned by us and installed on our customers’ premises. Our revenue is derived from the sale of electricity, heat, hot water and cooling to our customers under long-term energy sales agreements (with a typical initial term of 10 to 15 years). The CHP plants are owned by us and are installed in our customers’ buildings. We charge our customers a negotiated discount from the price they would otherwise pay to the local energy utility. Each month we determine the amount of energy produced for each customer and multiply the amount of energy by the published price of energy from such local energy utility to derive the value of our monthly energy sale, less the applicable discount. Our revenues per customer on a monthly basis vary based on the amount of energy produced by our CHP plants and the published price of energy from our customers’ local energy utility that month. Our revenues commence as new CHP plants become operational. As of the date of this prospectus, we have six operating CHP plants (i.e., five Office Building CHP plants and the Pacific Clay CHP plant). We anticipate restarting two of our CHP plants that have been shut down for maintenance and also commencing the operation of one additional CHP plant in or about the first calendar quarter of 2014.

If not renewed, the long-term energy sales agreements currently in effect associated with our six currently operating CHP plants will expire pursuant to their current terms during the years indicated in the following table:

Year of Expiration	Number of CHP Plants	Plant Capacity	Express Contractual Renewal Provisions
2015	1	600 kW	None
2017	1	600 kW	None
2020	1	600 kW	808 Renewable has extension option for one three-year period, subject to certain conditions
2021	1	1,100 kW
The Term automatically extends for successive periods of five years unless customer provides 808 Renewable written notice to the contrary at least 60 days before the expiration of the Term or any Extension Term, as applicable

2024	1	800 kW	None
2026	1	1,200 kW	None

We have experienced total net losses since inception through June 30, 2013 of $14,517,731. For the foreseeable future, we expect to experience continuing operating losses and negative cash flows from operations as our management executes our current business plan. The cash and cash equivalents available at June 30, 2013 will provide sufficient working capital to meet our current operating expenses through June 30, 2014; however, as we continue to grow our business by adding more CHP plants, the cash requirements will increase. Beyond June 30, 2014, or if we determine to acquire or construct new CHP plants, we may need to raise additional capital through a debt financing or equity offering to meet our operating and capital needs. There can be no assurance, however, that we will be successful in our fundraising efforts or that additional funds will be available on acceptable terms, if at all.

     In January 2012 through October 31, 2012, we raised $70,000 from the sale of 70,000 shares of our Series B preferred stock, $2,794,339 from the sale of 3,380,210 shares of our common stock (including the 2,026,000 shares to be resold by the selling stockholders pursuant to the registration statement of which this prospectus is a part) and $595,688 from loans from a related party. In August 2013, we entered into a revolving loan with Patrick S. Carter, our CEO, which allows us to borrow a maximum principal amount of $1,000,000. As of September 30, 2013 we had borrowed $100,000 under this facility.

If we are unable to raise additional capital by June 30, 2014, we may need to adjust our current business plan. Financial considerations may cause us to modify planned deployment of new CHP plants, and we may decide to suspend installations until we are able to secure additional working capital. We will evaluate possible acquisitions of, or investments in, businesses, technologies and products that are complementary to our business; however, we are not currently engaged in such discussions.

We operate only one business segment -- selling electricity, heat, hot water and cooling to our customers under long-term sales agreements. All revenues are generated and all long lived assets are maintained in the State of California.

Going Concern

Our registered independent accounting firm expressed substantial doubt as to our ability to continue as a going concern in its report for the fiscal year ended December 31, 2012 based on the fact that we do not have adequate working capital to finance our day-to-day operations. Our continued existence depends on the success of our efforts to raise additional capital necessary to meet our obligations as they come due and to obtain sufficient capital to execute our business plan. We intend to obtain capital primarily through issuances of debt or equity or entering into collaborative arrangements with corporate partners. There can be no assurance that we will be successful in completing additional financing or collaboration transactions or, if financing is available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we may be required to further scale down or perhaps even cease the operation of our business. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. Our financial statements do not include adjustments that might result from the outcome of this uncertainty.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting period and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. Management believes the following critical accounting policies involve more significant judgments and estimates used in the preparation of our consolidated financial statements.

Property and Equipment and Depreciation and Amortization. Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method at rates sufficient to write off the cost of the applicable assets over their estimated useful lives. Repairs and maintenance are expensed as incurred.

Our property and equipment consists primarily of office and computer equipment and project assets and is recorded at historical cost. Future major additions and improvements will be capitalized as additions to the property and equipment accounts, while replacements, maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred. Depreciation and amortization of property and equipment are computed on a straight-line basis over the following estimated useful lives:

Asset Classification	Estimated Useful Life

Furniture and office equipment	Seven years
Computer equipment and software costs	Three years
Leasehold improvements	Lesser of term of lease or five years
Automobiles	Three years

Project assets consist of costs of materials, direct labor, outside contract services and project development costs incurred in connection with the construction of small-scale renewable energy plants that our company owns. Depreciation is, generally, recorded on a straight line basis beginning in the month that operations commence over the assets estimated useful lives ranging from 10 to 20 years.

Impairment of Long-Lived Assets. We evaluate the recoverability of our long-lived assets if circumstances indicate impairment may have occurred. This analysis is performed by comparing the respective carrying values of the assets to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal. Based on its review, the company recognized impairment expense of $0, $655,925 and $0 for the six months ended June 30, 2013 and for the years ended December 31, 2012 and 2011, respectively.

Revenue Recognition. Our company derives revenue from energy efficiency and renewable energy products and services, which includes the design, engineering and construction of energy systems that produce electricity, heat or cooling from renewable sources of energy. Our company enters into long-term energy sales agreements (with a typical term of 10 to 15 years) with customers, whereby these energy systems are owned by our company and are installed in customers’ buildings. As of June 30, 2013 and December 31, 2012, the Company has CHP energy systems in six and seven locations, respectively.

Each month, we obtain readings from our energy meters to determine the amount of energy produced for each customer. We multiply these readings by the appropriate published price of energy (electricity) from our customers’ local energy utility, and the energy services agreement entered into with each customer, to derive the value of the monthly energy sales, less the applicable negotiated discount. Our company’s revenues per customer, on a monthly basis, will vary based on the amount of energy produced by our energy systems and the published price of energy (electricity, natural gas or oil) obtained from our customers’ local energy utility.

We recognize revenue when it is realized or realizable and earned and therefore only recognize revenue on energy systems once those systems become operational. We recognize revenue from the sale of equipment upon installation and recognize revenue on professional services in accordance with the contract entered into with the customer.

Our company must meet all of the following four criteria in order to recognize revenue:

•	Persuasive evidence of an arrangement exists
•	Delivery has occurred
•	The sales price is fixed or determinable
•	Collection is reasonably assured

Payments received in advance of satisfaction of the relevant criteria for revenue recognition are recorded as advances from customers.

Income Taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will either expire before our company is able to realize their benefits or that future deductibility is uncertain.

Our company also follows the guidance related to accounting for income tax uncertainties. In accounting for uncertainty in income taxes, the company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. No liability for unrecognized tax benefits was recorded as of June 30, 2013, December 31, 2012 and 2011.

Stock-Based Compensation. We record stock-based compensation at fair value as of the date of grant and recognize the corresponding expense over the requisite service period, utilizing the Black-Scholes option-pricing model. The volatility component of the calculation is based on the historic volatility of our stock or the expected future volatility. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Impact of New Accounting Pronouncements

Our company does not expect the impact of recently issued accounting pronouncements to have a material impact on our company’s results of operations, financial position or cash flows.

 Results of Operations

 Six Months Ended June 30, 2013 Compared with Six Months Ended June 30, 2013

Revenue

Our revenue in the six months ended June 30, 2013 was $588,628 compared to $777,019 for the same period in 2012, a decrease of $188,391 or 24.2%. The decrease in revenue was primarily due to a decrease in output and number of CHP plants operating during the first six months of 2013, compared to the same period in 2012.

For the six months ended June 30, 2013, we operated CHP plants at six locations, representing 4,900 kW of installed electricity plus thermal energy, compared to CHP plants at seven locations, representing 5,700 kW of installed electricity plus thermal energy, for the same period in 2012. The revenue per customer on a monthly basis is based on the product of the amount of energy produced by our CHP plants and the published price of energy (electricity, natural gas or oil) from our customers’ local energy utility that month, less the discounts we provide to our customers. Our revenues commence as new CHP plants become operational.

Cost of Goods Sold

Cost of goods sold, including depreciation, in the first six months of 2013 was $762,109 compared to $876,301 for the same period in 2012. Included in the cost of goods sold was depreciation expense of $177,830 in the first six months of 2013, compared to $171,671 for the same period in 2012, a decrease of $6,159, or 3.5% . It also includes the cost of fuel, maintenance and installation which amounted to $409,620 in the first six months of 2013, compared to $339,809 for the same period in 2012, an increase of $69,811 primarily due to increased fuel and maintenance costs.

During the six months ended June 30, 2013, our gross margins were negative 29.5% compared to negative 12.8% for the six months ended June 30, 2012 , primarily due to the decrease in our revenue base, and the increased cost of natural gas. Our CHP energy margin excluding depreciation was 1% in the first six months of 2013, compared to 9% for the same period in 2012 .

Operating Expenses

Our operating expenses for the six months ended June 30, 2013 were $510,445 compared to $1,468,269 for the six months ended June 30, 2012, a decrease of $957,824 or 65%. For the year ended December 31, 2013, Patrick Carter agreed to accept a salary of $1 thereby reducing total operating costs by $375,000 for the six months ended June 30, 2013. Three non-operating plants, with a book value of $241,142, were determined to be economically not viable and were fully impaired in 2012. In addition, in 2012, a new property owner terminated an existing energy services agreement, and our company removed the equipment from that property and wrote off $414,783, the remaining cost of that plant. This resulted to impairment expense totaling to $655,925 incurred in 2012 which did not recur in 2013.

Our accounting and legal fees for the six months ended June 30, 2013 were $56,066 compared to $136,304 for the same period in 2012, a decrease of $80,238 or 58.9%. The decrease was primarily due to the change of auditors and the winding down of the legal expenses incurred in preparation of the SEC filing.

Our office expenses consist of telephone and internet, rent expense and travel and entertainment expenses. Our office expenses in the six months ended June 30, 2013 were $78,181 compared to $88,559 for the same period in 2012, a decrease of $10,378 or 11.7%. The decrease was primarily due to the reduction in telephone and internet expenses, and rent expenses, offset by an increase in travel and entertainment expense.

The above reductions in expenses were offset by the increases in payroll, insurance and general and administrative expenses. These accounts reported an increase of $163,716  as the result of reorganization of the operating personnel, the decision not to outsource maintenance and the need to provide for growth and development.

We anticipate that the level of operating expenses incurred during the six-month period ended June 30, 2013 is indicative of future operating expenses and will continue so long as the number of operating plants remains constant.  We believe that the impairment expenses incurred in 2012 will not be repeated in future years.  The increased expenses in payroll, insurance and general and administrative expenses experienced during the first six months of 2013 are expected to continue but will increase proportionately if we increase the number of operating plants because we will add maintenance personnel and administrative support.   However, we expect that general and administrative expenses, as well as legal and accounting costs, will increase as we are required to comply with the reporting requirements of the Securities Exchange Act of 1934 after effectiveness of the registration statement of which this prospectus is a part.

Loss from Operations

The loss from operations in the first six months of 2013 was $683,926 compared to a loss $1,567,551 for the same period in 2012, a decrease of $883,625, or 56.4%. The decrease in the operating loss was due to better cost controls, lower professional services fees, no management salary and no impairment expense.

Interest Expense

Interest expense was zero for the six months ended June 30, 2013 compared to $791,293 for the same period in 2012. This is mainly due to the conversion and payment of the convertible notes in the third quarter of 2012.

Fiscal Year Ended December 31, 2012 Compared with Fiscal Year Ended December 31, 2011

Revenue

Revenue for the year ended December 31, 2012 was $1,766,558 compared to $653,586 for the same period in 2011, an increase of $1,112,972 or 170%. The increase in revenue was primarily due to increase in output and number of our CHP plants online during the year ended December 31, 2012 compared to the same period in 2011.

As of December 31, 2012, we operated CHP plants at seven locations, representing 5,900 kW of installed electricity plus thermal energy, compared to CHP plants at six locations, representing 4,600 kW of installed electricity plus thermal energy, for the same period in 2011. The revenue per customer on a monthly basis is based on the product of the amount of energy produced by our CHP plants and the published price of energy (electricity, natural gas or oil) from our customers’ local energy utility that month, less the discounts we provide to our customers. Our revenues commence as new CHP plants become operational.

Cost of Goods Sold

Cost of goods sold, including depreciation, for the year ended December 31, 2012 was $1,735,647 compared to $506,094 for the same period in 2011, an increase of $1,229,553 or 243%. Included in the cost of sales was depreciation expense of $346,512 for the year ended December 31, 2012, compared to $214,969 for the same period in 2011.

During the year ended December 31, 2012, our gross margin was 1.7% compared to 22.6% for the same period in 2011, primarily due to the increase in the number of new CHP plants operating. Our CHP energy margin excluding depreciation was 21.4% for the year ended December 31, 2012, compared to 55.5% for the same period in 2011. Our cost of natural gas remained constant in relation to the revenue produced. During 2012, with seven locations completed and producing, the company ceased outsourcing contractors and hired in-house personnel for the continued maintenance and operation of the plant, which contributed to additional costs of $520,421. Our gross margin for the year ended December 31, 2012 excluding that cost was 31.2%.

Operating Expenses

            Our operating expenses for the year ended December 31, 2012 were $2,240,737 compared to $1,936,991 for the year ended December 31, 2011. Operating expenses for the year ended December 31, 2012 include the following non-cash expenses:

a)	Patrick Carter’s, CEO, annual salary and bonuses totaling $750,000, payment of which has been waived. No bonuses were granted to Mr. Carter in 2011.

b)
Impairment expense amounting to $241,142 for plants located in three separate locations which were reviewed and determined to no longer be economically feasible. In addition, a new property owner terminated an existing energy services agreement, and our company removed the equipment from that property and wrote off $414,783, the remaining cost of that plant.

If the above items, including the gain of $204,139, resulting from the settlement of liability, were excluded from operating expenses, the total for the year ended December 31, 2012 would have been $1,038 951 or a decrease of 46% from the year ended December 31, 2011. As a result of managements’ effort to reduce costs, payroll costs decreased to $291,926 for the year ended December 31, 2012, from $687,604 for the year ended December 31, 2011, a decrease of 7.64%.

Our accounting and legal fees for the year ended December 31, 2012 were $389,145 compared to $342,881 for the same period in 2011, an increase of $46,264 or 13.5%. The increase was primarily due to the preparations required for filing the necessary forms with the SEC to become a public reporting company.

Our office expenses consist of telephone and internet, rent expense and travel and entertainment expenses. Our office expenses for the year ended December 31, 2012 were $175,103 compared to $214,390 for the same period in 2011, a decrease of $39,287 or 18.6%. The decrease was primarily due to the reduction in telephone and internet expenses and travel and entertainment expenses, offset by an increase in rent expense. Rent expenses increased because the company added warehouse space during the year ended December 31, 2012.

Insurance expense decreased to $46,373 for the year ended December 31, 2012 compared to $182,481 for the same period in 2011, a decrease of 75%, due to managements’ restructuring of health insurance.

Loss from Operations

The loss from operations for the year ended December 31, 2012 was $2,209,826 compared to a loss of $1,789,499 for the same period in 2011, an increase of $420,327 or 23.5%. If the management salary and bonuses of $750,000, the impairment expense of $655,925 and the gain on settlement of liability of $(204,139) were excluded, the loss for the year ended December 31, 2012 would have been $1,008,040 compared to a loss for the year ended December 31, 2011 of $1,789,499 or a decrease of 44%.

Interest expense for the year ended December 31, 2012 was $1,173,880 compared to interest expense of $815,439 for the year ended December 31, 2011, an increase of 44%. The amount for December 31, 2012 included fees paid of $225,000 in connection with the convertible notes and amortization of debt discount related to the notes' beneficial conversion feature amounting to  $444,207. Had the above items been excluded, the actual interest cost, for the year ended December 31, 2012, would have been $504,673 or a decrease of 4% compared to the interest expense of $527,355 for the year ended December 31, 2011. Because all of the convertible notes were converted and paid off at the end of the third quarter, interest expense incurred was only through the first three quarters of 2012 as opposed to the full year in 2011.

Liquidity and Capital Resources

Total current assets at June 30, 2013 were $393,444, a decrease of $605,934, compared to $999,378 at December 31, 2012. Included in current assets were cash and cash equivalents of $98,650, which decreased by $369,431, at June 30, 2013, compared to $468,081 at December 31, 2012 and $57,492 at December 31, 2011, an increase of $410,589. The increase at December 31, 2012 resulted from the sale of common shares during 2012. The decrease in cash and accounts receivable at June 30, 2013 compared to December 31, 2012 was the result of the costs of bringing new plants on line and the operation of existing energy projects. Inventory decreased from $1,145,679 at   December 31, 2011 to $104,987 at December 31, 2012 as the result of $241,142 of inventory impairment and $835,752 of inventory transferred to and included in project assets.

Cash used in operating activities was $125,673 in the first six months of 2013 compared to $1,207,477 for the same period in 2012, a decrease of $1,081,804. The decrease is mainly due to a reduction in net loss from operations (after excluding the impact of non-cash expenses) of  $832,755 for the six months ended June 30, 2012 as compared to the six months ended June 30, 2013 of  $465,475. The company’s accounts receivable balance decreased  to $154,541 as of June 30, 2013 providing $151,327 of cash for operating activities. Likewise, prepaid expenses and inventory decreased as of June 30, 2013 providing $63,082 and $1,176 of cash, respectively. Accounts payable increased to $426,353 in the six months ended June 30, 2013 compared to $302,136 at December 31, 2012 as a result of increased operating activity.

Cash used in operating activities for the year ended December 31, 2012 were relatively consistent with the same period in 2011 reporting a slight increase of $25,314 from $1,891,890 for 2012 compared to $1,866,576 for 2011.

During the first six months of 2013, the investing activities of the company’s operations were for expenditures, of $156,818, to enhance the value of project assets and $29,500 to purchase property and equipment. The company used $271,635 to improve project assets for the year ended December 31, 2012, a decrease of $1,279,036 compared to the amount invested during the 2011 fiscal year.

During the six months ended June 30, 2013 the company repaid the remaining balance of a finance contract, in the amount of $57,440, that was entered into to fund the company’s liability insurance.

The company generated no funds from the issuance of convertible notes during the six months ended June 30, 2013 but did receive $900,000 during the six months ended June 30, 2012 and the year ended December 31, 2012 and $1,300,000 during the year ended December 31, 2011. During the year ended December 31, 2012, the company repaid $200,000 of the $3,200,000, in convertible notes, that was outstanding and converted the balance of $3,000,000 to 9,090,909 common shares.

The company paid dividends in the amount of $632,406 for the year ended December 31, 2011 and $466,136 for the year ended December 31, 2012, of which $35,019 was paid during the six months ended June 30, 2012. No dividends were paid during the six months ended June 30, 2013.

During the year ended December 31, 2011, the company obtained proceeds from the sale of preferred shares in the amount of $2,252,143 and $70,000 during the year ended December 31, 2012. No preferred shares were sold during the six months ended June 30, 2013.

During the year ended December 31, 2012 the company received proceeds from the sale of common shares in the amount of $2,794,339 and paid out issuance costs of $463,350. Of those amounts, $529,514 was received during the six months ended June 30, 2012 and $204,559 was paid out as issuance costs. No common shares were sold during the six months ended June 30, 2013.

  Our CHP plants allow our customers to reduce both their energy costs and site carbon production by deploying combined heat and power technology on our customers’ premises at no cost. Therefore, our company is capital intensive. Our company believes that its existing resources, including cash and cash equivalents and future cash flow from operations, are sufficient to meet the working capital requirements of its existing business for the foreseeable future, including the next 12 months; however, as our company continues to grow its business by adding more CHP plants, the cash requirements will increase. Beyond June 30, 2014, we may need to raise additional capital through a debt financing or an equity offering to meet our company’s operating and capital needs for future growth. There can be no assurance, however, that we will be successful in our fundraising efforts or that additional funds will be available on acceptable terms, if at all.

We anticipate re-commissioning three additional facilities in the first quarter of 2014.  The capital cost to refurbish the existing equipment, replace parts, update the controls and commence operation for all three plants is estimated to be approximately $900,000.  We do not currently have sufficient capital resources or revenue from operations to accomplish the re-commissioning and will be required to raise additional capital through debt or equity offerings.  The Company has been exploring various methods of raising additional capital, including the sale of common stock and the sale of partial ownership interests in one or more of its existing facilities.  We will re-commission these plants only as capital is raised to pay the capital costs.  However, if we undertake to re-commission one or more of the plants, but the costs are more than anticipated, we could experience a shortage of cash flow to sustain operations, in which case the need for additional capital will occur earlier than anticipated and could force us to reduce or curtail certain operations.  We have, from time to time, relied upon loans from affiliates, particularly our CEO Patrick S. Carter  and a director Thomas Grainger, to meet our requirements for operating capital.  We do not expect such loans to be available to us in the future.

Our ability to continue to access capital could be impacted by various factors including general market conditions, interest rates, the perception of our potential future earnings and cash distributions, any unwillingness on the part of lenders to make loans to us and any deterioration in the financial position of lenders that might make them unable to meet their obligations to us. If these conditions continue and we cannot raise funds through a public or private debt financing, or an equity offering, our ability to grow our business may be negatively affected. In such case, our company may need to suspend any installation of new CHP plants and significantly reduce its operating costs until market conditions improve.

Seasonality

Our customers generally use additional energy during periods of more extreme temperatures. Accordingly, our revenue generally tends to increase during the summer. The majority of our heating systems sales are in the winter, and the majority of our chilling systems sales are in the summer.

Inflation

Inflation will generally cause conventional utility suppliers to increase their rates, and since we bill our customers based on the electric utility rates, our pricing will increase in tandem and positively affect our revenue. However, inflation might cause both our investment and cost of goods sold to increase, thereby lowering our return on investment and depressing our gross margins.

 Off Balance Sheet Arrangements

Our company has no material off balance sheet arrangements.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Executive Officers:
Patrick S. Carter	42	Founder, Chairman of the Board, CEO, President, CFO, Secretary and Director
Peter Kirkbride	50	Chief Operating Officer and Director
Directors:
Thomas P. Grainger(1)	58	Director
Michael Gustason(1)	42	Director
J. David Likens(1)	40	Director
______________

(1)
Member of our Audit Committee. We intend, upon the effectiveness of the registration statement of which this prospectus is a part, to apply for the listing of our common stock on a national stock exchange or an automated quotation system. It is anticipated that, at or about the time we effect such application, one of our current directors will resign as a director of our company and thereupon be replaced with a new independent director who qualifies as an “audit committee financial expert” as defined in Item 407 of Regulation S-K.

Executive Officers

Patrick S. Carter is the founder of our company and has served as our Chairman of the Board, CEO, President, CFO and Secretary and as a director since our inception, except that Mr. Carter did not serve as our CEO from September 20, 2010 to November 29, 2011, during which time Pascal Lorthioir served as our CEO. See “Executive Compensation—Summary Compensation Table.” From August 19, 2008 to April 23, 2012, Mr. Carter was the managing member of 808 Energy 2, LLC. Since February 14, 2006, Mr. Carter has been the sole member and manager of 808 Investments, LLC. Mr. Carter has held Series 3, Series 7 and Series 66 securities licenses, Health, Life, Disability and Annuity licenses and a Futures and Options Principal license. Mr. Carter also is a Certified Wealth Management Expert.

We believe that Mr. Carter possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience as a commodities broker, his knowledge and experience in raising capital and his experience in the CHP industry.

Peter Kirkbride has served as our Chief Operating Officer and as a director since August 2012. From May 2010 to July 2012, Mr. Kirkbride served as Director of Finance for our company and for 808 Energy 3, LLC. From August 2009 to April 2010, Mr. Kirkbride was a Series 7 & 66 registered representative with BrokersXpress. From April 2008 to August 2009, Mr. Kirkbride served as a registered representative for Bank of America’s Premier Bank. From December 2004 to April 2008, Mr. Kirkbride served as a financial advisor with UBS Financial Services. Mr. Kirkbride received his BA in Liberal Arts from the University of California, Santa Barbara. Mr. Kirkbride has held Series 3, Series 7 and Series 66 securities licenses as well as a California insurance license.

We believe that Mr. Kirkbride possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience operating our company’s CHP plants, his knowledge of the alternative energy industry and his knowledge and experience in financing activities.

Directors

Thomas P. Grainger has served as a director of our company since August 2012. Since December 1989, Mr. Grainger has directed operations for the sporting consultancy, Silvertip Adventures, LLC, which Mr. Grainger founded.

We believe that Mr. Grainger possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience as an investor in emerging growth companies and as a board member and his knowledge about growth strategies for developing businesses. Mr. Grainger is a business owner and investor with strong ties to the business world. We believe that Mr. Grainger’s experience with corporate governance practices also will help our company comply with legal and industry standards.

Michael Gustason has served as a director of our company since October 9, 2012. Since April 1995, Mr. Gustason has owned and operated a successful furniture gallery located in Santa Barbara, California, which he founded. Mr. Gustason’s furniture gallery is one of the leading retail stores in Santa Barbara County, furnishing local residents, hotels, County facilities and other large corporate accounts, such as University of California Santa Barbara, Colburn School of Music and Vandenberg Air Force Base.

We believe that Mr. Gustason possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience as a business owner and as a board member. As a business owner, Mr. Gustason founded and developed a successful marketing network in California. We believe that Mr. Gustason’s experience will help our company develop better marketing networks and competitive marketing strategies.

J. David Likens has served as a director of our company since October 9, 2012. Mr. Likens is a member of the State Bar of California. Since March 2012, Mr. Likens has been a named partner with Jeong & Likens, LC, a full service corporate law firm in Los Angeles, California. Before joining Jeong & Likens, LC, from September 2009, Mr. Likens engaged in private practice as an attorney. Since September 2011, Mr. Likens has been an adjunct professor at California Desert Trial Academy College of Law. Since February 2009, Mr. Likens has been an adjunct professor at Mt. San Antonio College in Walnut, California. Since December 2007, Mr. Likens has been the CEO of ABC Recovery Center in Indio, California. Mr. Likens received his JD from Southwestern School of Law, his BS in Business with an emphasis on Organizational Management from University of La Verne and an AA in liberal studies and an AA in addiction treatment from Mt. San Antonio College.

We believe that Mr. Likens possesses specific attributes that qualify him to serve as a member of our board of directors, including his undergraduate degree with an emphasis on Organizational Management as well as his law degree and his experience serving as a director of a public company.

Code of Ethics

We have adopted a Code of Ethics that applies to our directors, officers and all employees. Our Code of Ethics is posted on our website at www.808RenewableEnergy.com. It also may be obtained free of charge by writing to 808 Renewable Energy Corporation, Attn:  Chief Executive Officer, 13888 Harbor Boulevard, Building 8A, Garden Grove, California  92843.

Board of Directors

Our board of directors currently consists of five members. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and five directors are currently authorized.

Director Independence

Under the rules of the national securities exchanges and NASDAQ, a majority of a listed company’s board of directors must be comprised of independent directors, and each member of a listed company’s audit, compensation and nominating and corporate governance committees must be independent as well. Under the same rules a director will only qualify as an “independent director” if that company’s board of directors affirmatively determines that such director has no material relationship with that company, either directly or as a partner, shareholder or officer of an organization that has a relationship with that company.

In addition, following the effectiveness of the registration statement of which this prospectus is a part, the members of our audit committee must satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Rule 10A-3. In order to be considered to be independent for purposes of Rule 10A-3, no member of the audit committee may, other than in his capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the company or any of its subsidiaries or (2) be an affiliated person of the company or any of its subsidiaries.

Three (and hence a majority) of our current directors are considered independent; namely, Thomas P. Grainger, Michael Gustason and J. David Likens. We intend to add an independent director to our board of directors who will be an “audit committee financial expert” as defined Item 407 of Regulation S-K. Upon selection and qualification of such new director, one of our current directors will resign as a director.

Committees of our Board of Directors

We intend to apply for listing of our common stock on the American Stock Exchange (AMEX) or another national stock exchange or an automated quotation system. In the event that our common stock becomes listed on the AMEX or another national stock exchange or an automated quotation, we will be required to maintain audit, compensation and nominating and corporate governance committees. We currently have and maintain a standing audit committee. We do not currently maintain a standing compensation committee or a standing nominating and corporate governance committee. Rather, the functions typically associated with such committees are performed by our board of directors, which currently consists of five members, three of which are considered independent.

Audit Committee

Our audit committee currently is comprised of Messrs. Grainger, Gustason and Likens, all of whom are considered independent. Mr. Grainger is the current chairperson of our audit committee. We intend, upon the effectiveness of the registration statement of which this prospectus is part, to apply for the listing of our common stock on a national stock exchange or an automated quotation system. It is anticipated that, at or about the time we effect such application, one of our current directors will resign as a director and as member of our audit committee and thereupon be replaced as such with a new independent director who will be an “audit committee financial expert” as defined Item 407 of Regulation S-K. At that time, our board of directors will determine that each member of our audit committee satisfies the financial literacy requirements under the rules and regulations of the securities exchange or an automated quotation system (as applicable) and the SEC and that at least one member of our audit committee qualifies as our audit committee financial expert under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. Under our audit committee charter to be effective upon the effectiveness of the registration statement of which this prospectus is part, our audit committee will be responsible for, among other things:

•	selecting and hiring our independent auditors and approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Compensation Committee

Under the compensation committee charter to be effective upon the effectiveness of the registration statement of which this prospectus is a part, our compensation committee will be responsible for, among other things:

•
reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensation or arrangements;

•	reviewing the succession planning for our executive officers;

•	reviewing and recommending compensation goals and bonus and stock compensation criteria for our employees;

•	preparing the compensation committee report that the SEC requires to be included in our annual proxy statement; and

•	administering, reviewing and making recommendations with respect to our equity compensation plans.

       Nominating and Corporate Governance Committee

Under the nominating and corporate governance committee charter to be effective upon the effectiveness of the registration statement of which this prospectus is a  part, our nominating and corporate governance committee will be responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the board of directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

•	overseeing the evaluation of our board of directors and management; and

•	recommending members for each committee of our board of directors.

Family Relationships

There are no family relationships among the directors and executive officers of our company.

Description of State Regulatory Proceedings

On December 3, 2009, the Texas State Securities Board issued Order Number ENF-09-CDO/FIN-1680 (the “Texas Order”) in the matter of 808 Investments, LLC; 808 Energy 2, LLC; 808 Energy, LLC; and Patrick S. Carter (the “Respondents”). On January 20, 2010, the Department of Corporations of the State of California issued a Desist and Refrain Order to 808 Investments, LLC, 808 Energy, LLC, 808 Energy 2, LLC, 808 Energy 3, LLC and Patrick S. Carter (the “California Order”). Patrick S. Carter is our Chairman of the Board, CEO, President, CFO and Secretary and a director of our company. The orders are summarized below.

Texas Order. The Texas Order found that the Respondents offered and sold units in the Respondent 808 Energy 2, LLC for $25,000 per unit. Investors were told that the Respondent 808 Energy 2, LLC would use their funds to acquire and operate a co-generation power plant and that investors would receive a profit through its lease to a third party. Investors were incorrectly led to believe that the Respondent 808 Energy 2, LLC had acquired the co-generation power plant free and clear of all liens. In fact, the co-generation power plant had not yet been transferred, and several liens still existed. Furthermore, the units were not registered by qualification, notification or coordination, and no permit had been granted for their sale in Texas. The Respondents were not registered with the Securities Commissioner as dealers or agents at any time material thereto.

In connection with the offer for sale of the units, the Respondents made offers containing statements that were materially misleading or otherwise likely to deceive the public by representing that the proceeds of the offering would be used to acquire and operate a co-generation power plant that was subject to a “10-year payment commitment.” The term “10-year payment commitment” was misleading, and in fact the following was true of the co-generation power plant: the parties to the Energy Agreement were Pacific Clay Products, Inc. and PPS Energy, Inc. (a predecessor in interest to Southern Pacific Energy, Inc.). The Energy Agreement cannot be assigned to anyone other than a lender or affiliate of the parties; the Energy Agreement was entered into in 2005 with a term of seven years commencing when the plant became capable of producing energy, which occurred in November 2007. The Energy Agreement is subject to termination for cause upon 30 days notice. Pacific Clay Products, Inc. has the right, but not the obligation, to extend the Energy Agreement for an additional three years.

The Securities Commissioner also reached several conclusions of law, which follow: the units in the Respondent 808 Energy, LLC are “securities” as that term is defined by Section 4.A of the Texas Securities Act; the Respondents violated Section 7 of the Texas Securities Act by offering securities for sale in Texas at a time when the securities were not registered with the Securities Commissioner; the Respondents violated Section 12 of the Texas Securities Act by offering securities for sale in Texas without being registered pursuant to the provisions of Section 12 of the Texas Securities Act; the Respondents 808 Investments, LLC, 808 Energy, LLC and Patrick S. Carter made offers containing statements that were materially misleading or were otherwise likely to deceive the public; and the foregoing conduct constitutes bases for the issuance of the Agreed Order pursuant to Sections 23.A and 23-2 of the Securities Act.

It was therefore ordered by the Securities Commissioner that the Respondents cease and desist from offering for sale any security in Texas until the security is registered with the Securities Commissioner or is offered for sale pursuant to an exemption from registration under the Texas Securities Act. It was further ordered that the Respondents cease and desist from acting as securities dealers or agents in Texas until the Respondents are registered with the Securities Commissioner or are acting pursuant to an exemption from registration under the Texas Securities Act. Additionally, it was ordered that the Respondents cease and desist from offering securities in Texas through an offer containing a statement that is materially misleading or otherwise likely to deceive the public.

Finally, the Commissioner ordered that the Emergency Order as to the Respondents 808 Investments, LLC, 808 Energy 2, LLC, 808 Energy, LLC and Patrick S. Carter be modified by the Agreed Order. The Respondents were assessed an “administrative fine” in the amount of Ten Thousand Dollars ($10,000.00).

California Order. On January 20, 2010, the California Department of Corporations issued a Desist and Refrain Order against the Respondents finding that the Respondents had failed to disclose to prospective investors the existence of the Texas Order and ordered the Respondents not to offer or sell any security in California unless and until the security has been qualified for sale in California or is exempt. Further the California Order found that the securities were offered and sold by means of written or oral communications which omitted material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in violation of California law. The Respondents were ordered not to make any sale or purchase of securities by any communication that includes an untrue statement of material fact or omits to state any material fact.

Respondents’ Response. In response to the Texas Order and the California Order, the Respondents took the following actions:  (1) they paid all liens for the Pacific Clay co-generation power plant and provided legal proof of being the sole owner of the co-generation power plant; (2) they prepared a confidential private placement memorandum to provide full disclosure to prospective investors in 808 Energy 3, LLC; (3) they disclosed the Texas Order and the California Order to prospective investors in 808 Energy 3, LLC; and (4) they filed for exemptions from registration with respect to the offering of units of membership interest of 808 Energy 3, LLC.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table provides certain summary information concerning the compensation of our Chief Executive Officer and our other two highest paid executive officers for each of the last two fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)	Stock Awards ($)	All Other Compensation ($)(3)	Total Compensation ($)

Pascal Lorthioir Chief Executive Officer(4)	2012 2011 2010	-0- $189,000 $63,000	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- $189,000 $63,000

Patrick S. Carter Chairman of the Board, CEO,(5) President, CFO and Secretary	2012 2011 2010	-0-(6) $105,000(6) -0-(9)	-0-(7) -0-(8) -0-(8)	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- $105,000 -0-

Peter Kirkbride Chief Operating Officer	2012 2011 2010	$120,000 $123,956 $22,641	$12,000 -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	$132,000 $123,956 $22,641
______________

(1)	Reflects actual amounts paid.
(2)	There were no discretionary performance bonuses paid to any of our named executive officers for 2010 or 2011.
(3)	Excludes other compensation in the form of perquisites and other personal benefits that constitute less than $10,000.
(4)	Mr. Lorthioir served as our CEO from September 20, 2010 through November 29, 2011.
(5)
Mr. Carter served as our CEO from inception to September 20, 2010, at which date Mr. Lorthioir became our CEO. On November 30, 2011, Mr. Carter resumed serving as our CEO following Mr. Lorthioir’s resignation as our CEO effective as of November 29, 2011.

(6)
Mr. Carter’s employment agreement with us, effective as of August 1, 2010, provides that our company will pay Mr. Carter an annual base salary of not less than $375,000. Mr. Carter elected not to receive the balance (in the amount of $270,000) of his annual base salary otherwise payable to Mr. Carter in 2011 under his employment agreement with us. The amount of Mr. Carter’s base salary was not changed by the amendment to Mr. Carter’s employment agreement with us that we entered into in March 2011. See footnote 7 immediately below. Mr. Carter elected not to receive his annual base salary otherwise payable to Mr. Carter in 2012 under his employment agreement with us, as amended in March 2011.

(7)
In March 2011, our company and Mr. Carter entered into an amendment to our employment agreement with Mr. Carter, pursuant to which the term of his employment agreement commenced effective as of January 1, 2012 and will continue for a period of five consecutive years, unless earlier terminated. Pursuant to the employment agreement, as amended by this amendment, Mr. Carter will be entitled to compensation in addition to his base salary then in effect in the nature of a cash bonus that will be payable every quarter, at the rate of 25% of the annual rate for his base salary then in effect. Mr. Carter elected not to receive his quarterly bonuses otherwise payable to Mr. Carter for the fiscal year ended December 31, 2012.

(8)
Before being amended in March 2011 (see footnote 7 immediately above), Mr. Carter’s employment agreement with us, effective as of August 1, 2010, provided that, in addition to Mr. Carter’s annual base salary, at the end of each fiscal year, Mr. Carter would be eligible (but not necessarily entitled) to receive a discretionary cash bonus due and payable in cash on the date on which our compensation committee or board of directors declared its amount (if any), which declaration had to occur by no later than December 31 of that fiscal year.

(9)	Mr. Carter elected not to receive any salary in 2010.

Employment Agreements

Patrick S. Carter. In August 2010, we entered into an employment agreement with Mr. Patrick S. Carter, our founder, Chairman of the Board, CEO, President, CFO and Secretary. Under our employment agreement with Mr. Carter, Mr. Carter is required to perform the duties and function of his office and capacity under the supervisory authority of our board of directors. The employment agreement provides for an initial term of five years (commencing on August 1, 2010) and automatic one-year renewals thereafter, unless the employment agreement is terminated by advance written notice of either party. Under the terms of the employment agreement, Mr. Carter is entitled to receive a base salary in the amount of $375,000 per annum, subject to such adjustments as our board of directors may approve from time to time, and Mr. Carter also is entitled to participate in and receive such other benefits and compensation (including, without limitation, any profit sharing or stock option plan) that our company may furnish to other management personnel or employees generally. The employment agreement further provides that Mr. Carter is entitled to 20 vacation days per fiscal year and reimbursement of all reasonable expenses incurred in connection with the performance of his duties under the employment agreement.

In March 2011, our company and Mr. Carter entered into an amendment to our employment agreement with Mr. Carter, pursuant to which the term of his employment agreement commenced effective as of January 1, 2012 and will continue for a period of five consecutive years, unless earlier terminated. Pursuant to the employment agreement, as amended by this amendment, Mr. Carter will be entitled to compensation in addition to his base salary then in effect in the nature of a cash bonus that will be payable every quarter, at the rate of 25% of the annual rate for his base salary then in effect. In connection with entering into this amendment to our employment agreement with Mr. Carter, Mr. Carter agreed to relinquish all remuneration that otherwise would have accrued under his employment agreement with us from April 1, 2011 to December 31, 2011. For the period of January 1, 2011 through March 31, 2011, we paid an aggregate amount of $105,000 to Mr. Carter under his employment agreement with us. For the period of January 1, 2012 through December 31, 2012, we paid no compensation to Mr. Carter under our employment agreement with Mr. Carter pursuant to Mr. Carter’s election not to receive amounts otherwise payable to Mr. Carter thereunder for that period.

In January 2013, our company and Mr. Carter entered into an additional amendment to our employment agreement with Mr. Carter, pursuant to which, under our employment agreement with Mr. Carter as amended by this amendment, Mr. Carter agreed to a salary and cash bonus of one dollar ($1.00) for the year commencing as of January 1, 2013 and ending December 31, 2013, and Mr. Carter irrevocably waived all right, title and interest in and to any amounts that would be owed or otherwise payable to Mr. Carter by our company under our employment agreement with Mr. Carter for the period commencing as of January 1, 2013 through December 31, 2013. In addition, pursuant to this amendment to our employment agreement with Mr. Carter, Mr. Carter acknowledged that, as of January 1, 2013, our company owed no additional compensation to Mr. Carter under our employment agreement with Mr. Carter for any period that precedes January 1, 2013 or for the period commencing January 1, 2013 through December 31, 2013.  Also pursuant to this amendment to our employment agreement with Mr. Carter, the term of Mr. Carter’s employment agreement commenced effective as of January 1, 2013 and will continue for a period of five years, unless earlier terminated.

We may terminate the employment agreement with Mr. Carter for cause or by reason of his death or disability. Mr. Carter may terminate the employment agreement for any reason by advance written notice. If the employment agreement is terminated by reason of death or disability, then our company will be required to pay to Mr. Carter or his spouse, heirs or representatives a severance amount equal to 12 months’ base salary plus all reimbursable expenses incurred through the date of termination. If we terminate the employment agreement for cause or if Mr. Carter terminates the employment agreement other than for good reason, then Mr. Carter will be entitled to the base salary earned and payment of any unused accrued vacation through and including the date of termination. If Mr. Carter terminates the employment agreement for good reason or if we terminate the employment agreement for any reason not specified above, then Mr. Carter will be entitled to remaining base salary otherwise payable during the initial term (but not less than 12 months) and expenses incurred through the date of termination.

Under the terms of the employment agreement with Mr. Carter, we are required to purchase directors’ and officers’ liability insurance if we provide such insurance to our other executives and such insurance is available at commercially reasonable rates. If our company merges with or is acquired by another company, the acquiring company will be required to assume our rights and obligations under the employment agreement with Mr. Carter.

Additionally, as a condition to the enforceability of the employment agreement, Mr. Carter and our company entered into a Proprietary Information and Invention Assignment Agreement in substantially the same form as has been or will be executed by our other key employees.

Peter Kirkbride. We entered into an unwritten employment arrangement with Mr. Peter Kirkbride, our Chief Operating Officer. Mr. Kirkbride is required to perform the duties and function of his office and capacity under the supervisory authority of our board of directors. Our employment arrangement with Mr. Kirkbride is an at-will employment arrangement. Under the terms of the employment arrangement, Mr. Kirkbride is entitled to receive a base salary in the amount of $120,000 per annum, subject to such adjustments as our board of directors may approve from time to time. Mr. Kirkbride also is entitled to an annual discretionary cash bonus as determined by the compensation committee or our board of directors. During 2012, such cash bonus was $6,000 per fiscal quarter. Mr. Kirkbride also is entitled to participate in and receive such other benefits and compensation (including, without limitation, any profit sharing or stock option plan) that our company may furnish to other management personnel or employees generally. Pursuant to our employment arrangement with Mr. Kirkbride, Mr. Kirkbride is entitled to 20 vacation days per fiscal year and reimbursement of all reasonable expenses incurred in connection with the performance of his duties for us.

        We may terminate our employment arrangement with Mr. Kirkbride at any time for any reason or no reason, and Mr. Kirkbride may terminate our employment arrangement with him at any time for any reason or no reason, by advance written notice. The employment arrangement with Mr. Kirkbride does not provide for or contemplate any severance benefit in connection with any such termination, except that Mr. Kirkbride will be entitled to receive reimbursement of reasonable expenses incurred in connection with the performance of his duties for us before and through the date of termination.

Pension Benefits

We do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans or arrangements under which our named executive officers are entitled to participate.

Employee Benefit Plans

2009 Stock Incentive Plan

In May 2009, our board of directors adopted, with stockholder approval, our company’s 2009 Stock Incentive Plan. In March 2010 and in September 2010, in each case with stockholder approval, our board of directors amended our company’s 2009 Stock Incentive Plan. In what follows below, our company’s 2009 Stock Incentive Plan, as so amended, is referred to herein as the 2009 Plan.

Under the 2009 Plan, options and other rights to purchase up to an aggregate of 9,800,000 shares of common stock have been reserved for issuance upon exercise of options and other rights granted to our employees, directors and consultants. All options and other rights issued or granted under the 2009 Plan will have and be subject to the terms and conditions set forth in the 2009 Plan and the respective agreements governing such options and other rights.

At the date of this prospectus, there are no options outstanding to purchase shares of our common stock under our company’s 2009 Stock Incentive Plan.

If an option granted under the 2009 Plan expires or terminates, the shares subject to any unexercised portion of that option will become available again for the grant of additional options under the 2009 Plan. Options may be granted under the 2009 Plan that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code or, alternatively, as options that will not so qualify, commonly referred to as nonstatutory options. The 2009 Plan will terminate automatically on May 21, 2019, and our company will not be able to grant more options under the 2009 Plan after it has terminated.

Our board of directors or a committee designated by our board of directors is authorized under the 2009 Plan to determine the terms and conditions of each option granted under the 2009 Plan. Nonetheless, the exercise price of an incentive stock option cannot be less than the fair market value of the common stock on the date of grant (110.0% if granted to an employee who owns 10.0% or more of the outstanding common stock), and the exercise price of a nonstatutory option cannot be less than 85.0% of the fair market value of the common stock on the date of grant. No option can have a term in excess of 10 years (five years if granted to an employee owning 10.0% or more of our outstanding common stock), and no incentive stock option can be granted to anyone other than a full-time employee of our company or its subsidiaries.

Our board of directors or a committee designated by our board of directors also is authorized under the 2009 Plan to award or sell shares of common stock reserved under the 2009 Plan pursuant to a stock purchase agreement that must be adopted and approved by our board of directors or a committee designated by our board of directors. Every such award or sale will be subject to all applicable terms and conditions of the 2009 Plan and may be subject to other terms and conditions that are not inconsistent with the 2009 Plan and that our board of directors or the committee appointed by our board of directors deems appropriate for inclusion in such stock purchase agreement. The provisions of such stock purchase agreements entered into under the 2009 Plan need not be identical.

In the event that our company is a party to a merger or reorganization, outstanding stock options granted under the 2009 Plan will be subject to the agreement of merger or reorganization.

Our board of directors may amend the 2009 Plan at any time and may terminate the 2009 Plan at any time before its automatic termination on May 21, 2019. Rights and obligations under any right or stock option granted before amendment of the 2009 Plan may not be materially altered or impaired adversely by such amendment, except with consent of the person to whom such right or stock option was granted.

Compensation of Directors

Our company’s directors currently do not receive any cash compensation for service on our company’s board of directors or any committee thereof, but they may be reimbursed for certain expenses in connection with attendance at meetings of our company’s board of directors and committees thereof. From time to time, we may grant to our directors options to purchase shares of our company’s capital stock and provide them with other incentive-based forms of compensation payable in our company’s securities.

Limitation of Liability and Indemnification Matters

Our articles of incorporation contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Nevada law.

Our articles of incorporation and bylaws authorize our company to provide indemnification to our directors and officers and persons who are or were serving at our request as a director, officer, manager or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise to the fullest extent permitted by Nevada law. Our articles of incorporation and bylaws also authorize our company, by action of our board of directors, to provide indemnification to employees and agents of our company and persons who are serving or did serve at our request as an employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise with the same scope and effect as provided to our directors and officers as described above.

Our company has not entered into any indemnification agreement with any of its directors or officers.

No pending litigation or proceeding involving a director, officer, employee or other agent of our company currently exists as to which indemnification is being sought. We are not aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent of our company.

We anticipate obtaining director and officer liability insurance with respect to possible director and officer liabilities arising out of certain matters, including matters arising under the Securities Act. See “Disclosure of SEC Position on Indemnification for Securities Act Liabilities.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock at the date of this prospectus by:

•	each person or entity who is known by us to own beneficially more than 5.0% of our outstanding capital stock;

•	each of the persons named in the Summary Compensation Table;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Each stockholder’s percentage of beneficial ownership set forth in the following table is based on 68,522,792 shares of our common stock outstanding at the date of this prospectus.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o 808 Renewable Energy Corporation, 13888 Harbor Boulevard , Suite 8A, Garden Grove, California 92843. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned*	Percentage of Class **
Patrick S. Carter	24,308,709(1)	35.42%
Thomas Grainger	6,273,515 (2)	9.14%
Peter Kirkbride	2,354,700	3.43%
Pascal Lorthior(3)	1,000,000	1.46%
Michael Gustason	-0-	0.00%
J. David Likens	-0-	0.00%
All Persons Named in the Summary Compensation Table and Directors and Executive Officers as a Group (5 persons)	32,936,924	48.00%
_________________

*
Beneficial ownership is determined in accordance with the rules of the SEC that generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise indicated, voting and investment power are exercised solely by the person named above or shared with members of such person’s household.

**
Percent of class is calculated on the basis of the number of shares outstanding on the date of this prospectus plus the number of shares the person has the right to acquire within 60 days of the date of this prospectus.

(1)
Mr. Carter also beneficially owns 2,215,259 shares of our Series A preferred stock. Shares of our Series A preferred stock are not convertible into shares of our common stock. Accordingly, these shares of our Series A preferred stock beneficially owned by Mr. Carter are not included in this number.

(2)	Excludes 3,939,393 shares held by Mr. Grainger’s three adult children over which Mr. Grainger disclaims any voting or dispositive power.

(3)	Mr. Lorthioir served as our CEO from September 20, 2010 through November 29, 2011 and is not included in the total for all directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements of our executive officers discussed above under “Executive Compensation,” the following is a description of transactions since the beginning of our last fiscal year and, in addition, for the two fiscal years preceding our last fiscal year to which we have been a party in which the amount involved exceeded or will exceed $120,000 within any fiscal year and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock or entities affiliated with them had or will have a direct or indirect material interest.

Patrick S. Carter

In addition to the loans described in the section titled “Loans from Affiliates” below, the following transactions involved Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary:

808 Investments, LLC. 808 Investments, LLC is a company owned and controlled by Patrick S. Carter, our CEO, which provides management and other services to our company. In connection with the sale of securities by our company, we paid 808 Investments, LLC commissions during the fiscal years ended December 31, 2011 and 2012 of $1,090,090 and $681,294, in connection with the sale and issuance of 808 Energy 3, LLC units and 808 Renewable Energy Corporation common and preferred stock respectively. No commissions or fees have been paid to 808 Investments, LLC in fiscal year 2013.

Acquisition of 808 Energy 2, LLC. On or about August 23, 2010, Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, commenced an offer to the members of 808 Energy 2, LLC to exchange shares of our common stock previously issued to Mr. Carter for all of the issued and outstanding units of membership interest of 808 Energy 2, LLC. Mr. Carter made this offer because the Pacific Clay CHP plant had been shut down by virtue of a lawsuit against Pacific Clay Products, Inc. filed by a third party claiming to have purchased an interest in the Pacific Clay CHP plant. 808 Energy 2, LLC, however, was the owner of the Pacific Clay CHP plant. See “Description of Business—Pacific Clay CHP Plant.” Pursuant to exchange agreements individually executed by Patrick S. Carter and certain members of 808 Energy 2, LLC, each exchanging member agreed to acquire and Patrick S. Carter agreed to transfer and assign to such exchanging member one share of our common stock previously issued to Mr. Carter for every unit of membership interest of 808 Energy 2, LLC held by such exchanging member. As of December 31, 2010, pursuant to these exchange agreements, Patrick S. Carter had exchanged with the exchanging members 2,640,259 shares of our common stock for 2,640,259 units of membership interest of 808 Energy 2, LLC, constituting approximately 90% of the issued and outstanding units of membership interest of 808 Energy 2, LLC.

Stock Purchase and Membership Interest Contribution Agreement. Our company entered into a Stock Purchase and Membership Interest Contribution Agreement with Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, dated effective as of December 31, 2010, pursuant to which we agreed to sell to Mr. Carter and Mr. Carter agreed to purchase from us 2,640,259 newly-issued shares of our common stock as consideration for Mr. Carter’s irrevocable contribution, conveyance, assignment, transfer and delivery to us of all of Mr. Carter’s right, title and interest in, to and under all of the 2,640,259 units of membership interest of 808 Energy 2, LLC acquired by Mr. Carter from the exchanging members of 808 Energy 2, LLC pursuant to the exchange agreements as described in the preceding paragraph. Accordingly, effective as of December 31, 2010, we issued 2,640,259 shares of our common stock to Patrick S. Carter, and we became the record owner of 2,640,259 units of membership interest of 808 Energy 2, LLC, constituting approximately 90% of the issued and outstanding units of membership interest of 808 Energy 2, LLC.

Secured Revolving Demand Promissory Note. 808 Energy 3, LLC executed and delivered to 808 Investments, LLC, a California limited liability company owned by Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, a Secured Revolving Demand Promissory Note, dated September 17, 2010. Pursuant to this Note, 808 Energy 3, LLC had the right to request loan advances from 808 Investments, LLC, and 808 Investments, LLC in its discretion would make loan advances to 808 Energy 3, LLC, up to a maximum aggregate principal amount of $5,000,000. The annual interest rate of this Note was 8%. The default annual interest rate of this Note was 11%. On or about June 10, 2009, 808 Investments, LLC entered into a certain Assignment and Assumption Agreement with 808 Energy 3, LLC, pursuant to which 808 Energy 3, LLC agreed to pay to 808 Investments, LLC an assignment fee in the amount of $4,000,000 plus actual out-of-pocket expenses incurred by 808 Investments, LLC in connection with the acquisition of the Office Building CHP plant assets from 1211658 Alberta Ltd. See “Description of Business—Office Building CHP Plants.” 808 Energy 3, LLC executed and delivered the Secured Revolving Demand Promissory Note, dated September 17, 2010, in order to evidence the obligation of 808 Energy 3, LLC to pay this assignment fee up to a maximum principal amount of $5,000,000. As of December 31, 2010, the aggregate principal amount owed and payable under this Note was $2,678,218. All amounts due to Mr. Carter thereunder were subsequently settled in exchange for shares of Series A Preferred Stock. See the following paragraph.

Settlement Agreement and Mutual General Release. Our company entered into a Settlement Agreement and Mutual General Release with 808 Investments, LLC and Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, dated effective as of December 31, 2010, pursuant to which we agreed to issue to Mr. Carter 2,678,218 shares of our Series A preferred stock in exchange for 808 Investments, LLC’s and Mr. Carter’s cancellation of all of our outstanding obligations under the Note described in the preceding paragraph, including the security interests previously granted to 808 Investments, LLC thereunder, their cancellation of certain other obligations of ours to them and Mr. Carter’s waiver of our obligation to make certain payments otherwise owed to Mr. Carter as of December 31, 2010 under his employment agreement with us. We issued these 2,678,218 shares of our Series A preferred stock to Mr. Carter in January 2011.

Redemptions of Shares of our Series A Preferred Stock. Our company entered into Stock Redemption Agreements with Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, pursuant to which we purchased and redeemed from Mr. Carter 325,000 shares of our Series A preferred stock for $325,000 on or about April 15, 2011 and 100,000 shares of our Series A preferred stock for $100,000 on or about November 22, 2011.

Conversion of Shares of our Common Stock into Additional Shares of our Series A Preferred Stock. Our company entered into a Stock Purchase and Exchange Agreement with Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, dated effective as of July 1, 2011, pursuant to which we issued to Mr. Carter 2,640,259 shares of our Series A preferred stock as consideration and in exchange for Mr. Carter’s irrevocable assignment, transfer and delivery to us of an aggregate of 2,640,259 shares of our common stock (which were the shares of our common stock previously issued to Mr. Carter under the Stock Purchase and Membership Interest Contribution Agreement described above).

Cancellation of Shares of our Series A Preferred Stock. In September 2011, Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, agreed to cancel 2,678,218 shares of our Series A preferred stock previously issued to Mr. Carter, and such 2,678,218 shares of our Series A preferred stock were cancelled effective as of September 30, 2011.

Real Property Lease. On August 1, 2013, our company entered in a Commercial Lease with Patrick S. and Parvaneh Carter, our CEO and his spouse, pursuant to which we lease our corporate headquarters located at 13888 Harbor Boulevard , Building 8A, Garden Grove, California. The lease has a term of 15 years and a monthly rent payment of $8,000, plus association fees of $550 per month. The lease is triple net, and our company pays all costs of taxes and utilities. We believe that the lease is on terms no more favorable to Mr. Carter than those available from an unaffiliated third party on an arm’s-length basis.

Other Transactions. During the year ended December 31, 2011, Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, completed his contribution and assignment of assets worth $225,766 to our company as part of the consideration for the founders’ shares received by him in 2009. In January 2012, Patrick S. Carter personally assumed, and indemnified our company against, a certain disputed account with a former vendor of our company that claims we are indebted to it in the amount of $351,872, such assumption being effective as of December 31, 2010. If Mr. Carter pays all or any portion of such claim, our company has no obligation to, and will not, reimburse Mr. Carter for such payment.

Loans from Affiliates

Between November 2010 and April 2012, Thomas P. Grainger, a director of our company, and members of his family collectively loaned funds to our company in the aggregate amount of $3,200,000. Such loans were evidenced by convertible promissory notes, which initially provided for an annual interest rate of 28% but later were amended to provide for a reduced annual interest rate of 22%. See “Note 11 – Convertible Debt – Related Parties” in the Notes to our Consolidated Financial Statements included in this prospectus. In September 2012, the outstanding aggregate principal balance of these loans in the amount of $3,000,000 was converted into 9,090,909 shares of our common stock. On October 1, 2012, we repaid the remaining outstanding aggregate principal balance of these loans in the amount of $200,000. During 2010, 2011 and 2012, we paid interest on these loans in the amounts of $39,443, $500,977 and $729,673, respectively. As of the date of this prospectus, we have no further obligations to Mr. Grainger or his family members with respect to these loans.

During the year ended December 31, 2012, Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, advanced funds to our company as demand loans in the aggregate principal amount of $595,688. As of December 31, 2012, we had repaid to Mr. Carter the entire principal amount of these loans. These loans were non-interest bearing loans, and, accordingly, as of December 31, 2012, we had paid no interest on these loans.

Additionally, we owed Mr. Carter $312,219 as a related party payable as of December 31, 2011, arising from various advances made by Mr. Carter during 2010 and 2011. Mr. Carter was paid $59,989 and agreed to cancel and waive any right to payment of the remaining balance of this payable as of December 31, 2012.

On August 8, 2013, we entered into a Master Revolving Note with Patrick S. Carter, our CEO, pursuant to which we may borrow up to $1,000,000. The Master Revolving Note bears interest at an annual rate of 10.0%, matures on August 7, 2014 and is secured by the assets of the company. As of September 30, 2013, we have borrowed $100,000 under the Master Revolving Note.

Director Independence

                Our board of directors has adopted the definition of “independence” as described under the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) Section 301, Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and the NYSE-AMEX Corporate Governance Requirements. Our board of directors has determined that three of its current members satisfies these independence requirements.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 20,000,000 shares of preferred stock, par value $.001 per share, of which 5,500,000 shares have been designated as Series A preferred stock, and 5,000,000 shares have been designated as Series B preferred stock.

Authorized and Issued Stock
	Number of shares at September 30, 2013
Title of Class	Authorized	Outstanding	Reserved

Common stock, par value $.001 per share	100,000,000	68,624,517	9,800,000*

Preferred stock, $.001 par value per share	20,000,000
Series A preferred stock, par value $.001 per share	5,500,000(1)	2,215,259	-0-
Series B preferred stock, par value $.001 per share	5,000,000(2)	-0-	-0-
 ___________________

*
Reserved for stock options that may be granted and issuances and awards of shares under our company’s 2009 Stock Incentive Plan. As of the date of this prospectus, there are no options outstanding to purchase shares of our common stock under our company’s 2009 Stock Incentive Plan. See “Executive Compensation—2009 Stock Incentive Plan.”

(1)
Our articles of incorporation provide that outstanding shares of our Series A preferred stock that are redeemed by us are upon such redemption cancelled and will not thereafter be issuable by our company. In effect, such redemptions cause the authorized number of shares of our Series A preferred stock to be reduced. To the date of this prospectus, of the 5,500,000 shares of our Series A preferred stock authorized as stated in this column, a total of 5,318,477 of such shares of Series A preferred stock have been issued, of which 2,678,218 shares have been cancelled, and 425,000 shares have been redeemed by us. Because redeemed shares are not available for reissuance, the current authorized number of our shares of Series A preferred stock is 5,075,000.

(2)
Our articles of incorporation provide that outstanding shares of our Series B preferred stock that are converted into shares of our common stock are upon such conversion cancelled and will not thereafter be issuable by our company. In effect, such conversions cause the authorized number of shares of our Series B preferred stock to be reduced. To the date of this prospectus, of the 5,000,000 shares of our Series B preferred stock authorized as stated in this column, a total of 3,599,640 of such shares of Series B preferred stock have been issued, all of which have been converted into shares of our common stock. Because converted shares are not available for reissuance, the current authorized number of our shares of Series B preferred stock is 1,400,360.

Common Stock

        Dividends. Each share of our common stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance our growth. See “Risk Factors” and “Dividend Policy.”

        Liquidation. If our company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our common stock pro rata.

        Voting Rights. Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting, and the minority would not be able to elect any director at that meeting.

        Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering such shares to current stockholders.

        Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

        Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

        Nonassessability. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

                Our articles of incorporation authorize our board of directors to issue “blank check” preferred stock. The board of directors may divide this preferred stock into series and establish the rights, preferences and privileges thereof. The board of directors may, without prior stockholder approval, issue any or all of the shares of this preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the relative voting power or other rights of our common stock. Preferred stock could be used as a method of discouraging, delaying or preventing a takeover or other change in control of our company. Issuances of preferred stock in the future could have a dilutive effect on our common stock. See “Risk Factors—Risks Relating to our Common Stock.”

Set forth below is a summary description of the rights, preferences and privileges of our Series A preferred stock and of our Series B preferred stock. The following summary description is qualified in its entirety by our company’s articles of incorporation, as amended through the date of this prospectus, a copy of which has been filed with the SEC as an Exhibit to the registration statement of which this prospectus is a part.

As of the date of this prospectus, there are 2,215,259 shares of our Series A preferred stock outstanding, and there are no shares of our Series B preferred stock outstanding.

Series A Preferred Stock

Dividends. The holders of our Series A preferred stock have no dividend rights. The holders of our Series A preferred stock will not be entitled to receive dividends upon the declaration or payment of any dividend on our Series B preferred stock or on our common stock.

Liquidation Preference. Subject and subordinate to the liquidation preference of the Series B preferred stock described in summary below, in the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, the holders of our Series A preferred stock will be entitled to receive, prior and in preference to any distribution of any of the assets of our company to the holders of our common stock (but after any distribution to holders of our Series B preferred stock or any other series of our preferred stock by reason of their ownership thereof), an amount per share equal to $1.00 for each outstanding share of our Series A preferred stock. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of our Series A preferred stock are insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of our company legally available for distribution will be distributed ratably among the holders of our Series A preferred stock, in proportion to the amount of such stock owned by each such holder.

Upon the completion of the distributions described above and any other distribution that may be required with respect to any series of our preferred stock that from time to time may come into existence, all of the remaining assets of our company available for distribution to stockholders will be distributed among the holders of our common stock pro rata based on the number of shares of our common stock held by each.

For these purposes, a liquidation, dissolution or winding up of our company will be deemed to be occasioned by, or to include (unless the holders of at least a majority of the shares of our Series A preferred stock then outstanding determine otherwise), (i) the acquisition of our company by another entity by means of any transaction or series of related transactions (including any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of our company); or (ii) a sale of all or substantially all of the assets of our company; unless, with respect to clause (i) or clause (ii) above in this paragraph, our stockholders of record as constituted immediately before such acquisition or sale will immediately after such acquisition or sale (by virtue of securities issued as consideration for our company’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

Conversion. The holders of our Series A preferred stock have no conversion rights. Shares of our Series A preferred stock are not subject to conversion or otherwise convertible into shares of our common stock or other securities of our company.

Redemption. Our company has the right, but not the obligation, to the extent that it may lawfully do so, at any time and from time to time to repurchase and redeem from the holder or holders thereof all or any portion of the then-outstanding shares of our Series A preferred stock for a purchase/redemption price per share equal to $1.00 per share (subject to adjustment of such fixed dollar amount for stock splits, stock dividends, combinations, recapitalizations or the like) in cash or its equivalent. To the date of this prospectus, our company has redeemed a total of 425,000 shares of our Series A preferred stock in accordance with these terms.

Voting Rights. The holders of our Series A preferred stock have no voting rights. The holders of our Series A preferred stock have no right to vote as a separate class or series of shares of our capital stock except to the extent otherwise required by Nevada law, which may entitle the holders of our Series A preferred stock to vote as a separate class or series of shares of our capital stock with respect to certain matters.

Series B Preferred Stock

Dividends. Subject to the rights of any series of our preferred stock that from time to time may come into existence, the holders of shares of our Series B preferred stock will be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in our common stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of our common stock) on our common stock, at the rate of $0.12 per share per annum for our Series B preferred stock (as adjusted for stock splits, stock dividends, recapitalizations or the like), payable only when, as and if declared by our board of directors. Such dividends will be cumulative. The holders of the outstanding shares of our Series B preferred stock can waive any dividend preference that such holders may be entitled to receive under our articles of incorporation upon the affirmative vote or written consent of the holders of at least a majority of the shares of our Series B preferred stock then outstanding.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, subject to the rights of any series of our preferred stock that from time to time may come into existence, the holders of our Series B preferred stock will be entitled to receive, prior and in preference to any distribution of any of the assets of our company to the holders of our common stock or any other series of our preferred stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.00 for each outstanding share of our Series B preferred stock and (ii) an amount equal to declared but unpaid dividends on such share (if any) (subject to adjustment of such fixed dollar amounts for stock splits, stock dividends, combinations, recapitalizations or the like). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of our Series B preferred stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of any series of our preferred stock that from time to time may come into existence, the entire assets and funds of our company legally available for distribution will be distributed ratably among the holders of our Series B preferred stock, in proportion to the amount of such stock owned by each such holder.

Upon the completion of the distributions described immediately above, the distribution required by our articles of incorporation with respect to the liquidation preference provided thereby for the holders of our Series A preferred stock and any other distribution that may be required with respect to any series of our preferred stock that from time to time may come into existence, all of the remaining assets of our company available for distribution to stockholders will be distributed among the holders of our common stock pro rata based on the number of shares of our common stock held by each.

For these purposes, a liquidation, dissolution or winding up of our company will be deemed to be occasioned by, or to include (unless the holders of at least a majority of the shares of our Series B preferred stock then outstanding determine otherwise), (i) the acquisition of our company by another entity by means of any transaction or series of related transactions (including any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of our company); or (ii) a sale of all or substantially all of the assets of our company; unless, with respect to clause (i) or clause (ii) above in this paragraph, our stockholders of record as constituted immediately before such acquisition or sale will immediately after such acquisition or sale (by virtue of securities issued as consideration for our company’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

Conversion. Each share of our Series B preferred stock is convertible at the option of the holder thereof at any time after the date of issuance of such share into the number of fully-paid and nonassessable shares of our common stock determined by dividing the original issue price for such share of our Series B preferred stock by the conversion price for such share. Subject to adjustment for certain dilutive events, the initial conversion price of each share of our Series B preferred stock is $1.00. Each share of our Series B preferred stock will automatically be converted into shares of our common stock at the conversion price at the time in effect for such Series B preferred stock immediately upon the earlier of (i) our company’s sale of our common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, the public offering price of which is not less than $3.00 per share (as adjusted for stock splits, stock dividends, recapitalizations or the like), and the aggregate offering proceeds of which to our company (net of underwriting commissions, discounts, fees and expenses) are not less than $5,000,000, or (ii) the date specified by written consent or agreement of the holders of a majority of the then-outstanding shares of our Series B preferred stock. To the date of this prospectus, a total of 3,599,640 shares of our Series B preferred stock previously issued have been converted into shares of our common stock in accordance with these terms, as of the date of this prospectus, there are no shares of our Series B preferred stock outstanding.

Redemption. At any time after the date immediately preceding the first anniversary of the date upon which any shares of our Series B preferred stock first were issued, our company will have the right, but not the obligation, to the extent that it may lawfully do so, at any time and from time to time to repurchase and redeem from the holder or holders thereof all or any portion of the then-outstanding shares of our Series B preferred stock for a purchase/redemption price per share equal to the sum of (i) $1.00 per share and (ii) an amount equal to declared but unpaid dividends on such share (if any) (subject to adjustment of such fixed dollar amounts for stock splits, stock dividends, combinations, recapitalizations or the like) in cash or its equivalent.

Voting Rights. The holders of each share of our Series B preferred stock will have the right to one vote for each share of our common stock into which such shares of our Series B preferred stock could then be converted, and, with respect to such vote, such holders (a) have full voting rights and powers equal to the voting rights and powers of the holders of our common stock, (b) are entitled, notwithstanding any provision of our articles of incorporation, to notice of any stockholders’ meeting in accordance with our bylaws and (c) are entitled to vote, together with holders of our common stock, with respect to any question upon which holders of our common stock have the right to vote. Fractional votes are not permitted, and fractional voting rights available on an as converted basis (after aggregating all shares into which shares of our Series B preferred stock held by each holder could be converted) will be rounded to the nearest whole number (with one half being rounded upward). The holders of our Series B preferred stock have no right to vote as a separate class or series of shares of our capital stock except to the extent otherwise required by Nevada law, which may entitle the holders of our Series B preferred stock to vote as a separate class or series of shares of our capital stock with respect to certain matters.

Protective Provisions. So long as any shares of our Series B preferred stock are outstanding, our company may not, without first obtaining the approval of the holders of at least a majority of the then-outstanding shares of our Series B preferred stock (voting together as a single series of our preferred stock): (a) alter or change any of the rights, preferences or privileges of the shares of our Series B preferred stock so as to affect such shares; (b) increase the authorized number of shares of our Series B preferred stock; (c) reclassify any outstanding shares of any class or series of our company’s stock; or (d) redeem, purchase or otherwise acquire any shares of our common stock; provided that this restriction will not apply to the repurchase of shares of our common stock from employees, officers, directors, consultants or other persons performing services for our company or any subsidiary pursuant to agreements under which our company has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment or cessation of service, or otherwise pursuant to any stock restriction agreement, stock option agreement or other agreement or plan providing for employees or consultants or other persons to own (or potentially own) shares of our common stock.

 Nevada Anti-Takeover Statutes

Nevada law provides that an acquiring person who acquires a controlling interest in a corporation may only exercise the voting rights of control shares if those voting rights are conferred by a majority vote of the corporation’s disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, then stockholders who did not vote in favor of authorizing voting rights for those control shares are entitled to payment for the fair value of such stockholders’ shares. A “controlling interest” is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. “Control shares” are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.

These provisions of Nevada law apply only to “issuing corporations” as defined therein. An “issuing corporation” is a Nevada corporation that (a) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (b) does business in Nevada directly or through an affiliated corporation. As of the date of this prospectus, we do not have 100 stockholders of record that are residents of Nevada, and we do not do business in Nevada directly or through an affiliated corporation. Therefore, these  provisions of Nevada law do not apply to acquisitions of our shares and will not so apply until such time as these conditions are satisfied. At such time as these provisions of Nevada law may apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

        Nevada law also restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or purchase of shares by the interested stockholder is approved by the board of directors before the stockholder became an interested stockholder. If the combination was not previously approved, then the interested stockholder may only effect a combination after the three-year period if the stockholder receives approval from a majority of the disinterested shares or the offer satisfies certain fair price criteria.

An “interested stockholder” is a person who is:

•	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or

•	an affiliate or associate of the corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

•	Our articles of incorporation and bylaws do not exclude us from these restrictions.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage some types of transactions that may involve the actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They also may have the effect of preventing changes in our management.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders and the shares of our common stock that may be sold by them pursuant to this prospectus. Except for Thomas P. Grainger, who is a director of our company, none of the selling stockholders has had within the past three years any position, office or other material relationship with our company or any of its predecessors or affiliates. No selling stockholder that is not a natural person is a broker-dealer or an affiliate of a broker-dealer.

        Our company issued the shares being offered for resale pursuant to this prospectus to the selling stockholders in a private placement that we effected in October 2012 in exchange for consideration that we received from the selling stockholders in the aggregate amount of $2,026,000. Our company did not issue shares in such private placement to persons other than the selling stockholders.

Name	Number of Shares of Common Stock Beneficially Owned Before the Offering(1)	Number of Shares of Common Stock Being Offered(2)	Shares of Common Stock Beneficially Owned After the Offering(1)	Percentage Beneficially Owned After the Offering
Thomas P. Grainger	6,151,515	1,000,000	5,151,515	7.52%
Robert W. Halprin & Jacqueline B. Halprin Family Trust(3)	749,935	25,000	724,935	1.06%
Francis & Alice Stadelman Trust(4)	429,615	20,000	409,615	*
Russell Family Investments, LP(5)	365,000	145,000	220,000	*
Coll Bramblett	417,894	250,000	167,894	*
Dwight L. Cummins	261,985	15,000	246,985	*
Clifford J. Jarrett	200,000	50,000	150,000	*
Peter K. H. Schubert	99,071	20,000	79,071	*
Daniel P. Halligan	83,000	10,000	73,000	*
Gary Rehm	95,000	25,000	70,000	*
Lawrence V. & Patricia J. Henslee JTWROS	74,500	10,000	64,500	*
Gephart Group, LLC(6)	94,000	30,000	64,000	*
Michael English	75,349	20,000	55,349	*
Raymond M. Colantonio	57,877	20,000	37,877	*
Cathy Brendal	54,000	17,500	36,500	*
Leon L. Carlson & Pauline M. Carlson	50,479	15,000	35,479	*
John S. Benson	73,470	50,000	23,470	*
John G. & Tersa Pierce	45,000	20,000	25,000	*
Matthew & Patricia O’Connell	31,000	10,000	21,000	*
Francis Brun Sr.	24,597	10,000	14,597	*
Audrey Goldstein Revocable Trust(7)	23,178	10,000	13,178	*
Richard N. Schotter	20,000	10,000	10,000	*
Dallas Meador	17,671	5,000	12,671	*
Alfred Bins, Jr.	15,000	10,000	5,000	*
Raymond Negron	7,500	2,500	5,000	*
Thomas Pool	14,029	10,000	4,029	*
Dennis Sofaly	8,000	5,000	3,000	*
Russell Family Trust(8)	95,000	95,000	-0-	0.00%
Granite Sierra Co., LLC(9)	95,000	95,000	-0-	0.00%
Stanton S. Scott, Jr.	15,000	15,000	-0-	0.00%
Nancy O’Connell	5,000	5,000	-0-	0.00%
Raymond J. Haugen	1,000	1,000	-0-	0.00%
	9,749,665	2,026,000	7,723,665

*Less than one percent.
_______________

(1)
The number of shares listed in these columns includes all shares beneficially owned and all options or warrants to purchase shares held, whether or not deemed to be beneficially owned, by the selling stockholder. The ownership percentages listed in these columns include only shares beneficially owned by the listed selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the percentage of shares beneficially owned by a selling stockholder, shares of our common stock subject to options or warrants, or debt convertible into our common stock, held by that selling stockholder that was exercisable or convertible on or within 60 days after the date of this prospectus were deemed outstanding for the purpose of computing the percentage ownership of that selling stockholder. The ownership percentages are calculated assuming that 68,522,792 shares of common stock were outstanding on the date of this prospectus.

(2)	The selling stockholders acquired the shares being offered by them hereunder in a private placement that we effected in October 2012.
(3)	Robert W. Halprin and Jacqueline B. Halprin, as co-trustees of the Robert W. Halprin & Jacqueline B. Halprin Family Trust, have voting and investment control over these shares.
(4)	Francis Stadelman and Alice Stadelman, as co-trustees of the Francis & Alice Stadelman Trust, have voting and investment control over these shares.
(5)	John W. Russell, as the general partner of Russell Family Investments, LP, has voting and investment control over these shares.
(6)	Jeff Gephart, as the Manager of Gephart Group, LLC, has voting and investment control over these shares.
(7)	Audrey J. Goldstein, as trustee of the Audrey Goldstein Revocable Trust, has voting and investment control over these shares.
(8)	John W. Russell, as the trustee of Russell Family Trust, has voting and investment control over these shares.
(9)	John W. Russell, as the Manager of Granite Sierra Co., LLC, has voting and investment control over these shares.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors in interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. Until such time that our common stock is listed or trading on an exchange or automated quotation system or quoted on the OTC Electronic Bulletin Board, these sales must be at a fixed price equaling the initial offering price of $4.00 per share. As of and after such time (if ever) that our common stock is listed or trading on an exchange or automated quotation system or quoted on the OTC Electronic Bulletin Board, these sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares::

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share;

•	a combination of any of such methods of sale; and

•	any other method permitted under applicable law.

The selling stockholders also may sell their shares of our common stock under Rule 144 under the Securities Act or under another exemption from the registration requirements of the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling stockholders from time to time may pledge or grant a security interest in some or all of the shares of our common stock owned by them, and, if a selling stockholder defaults in the performance of its secured obligations, then the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus or under an amendment to this prospectus under Rule 424(b)(3) under the Securities Act or other applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgees, the transferees or other successors in interest as selling stockholders under this prospectus.

Upon our company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed with the Securities and Exchange Commission, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealers, (ii) the number of shares of our common stock involved, (iii) the price at which such shares of our common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker dealers, where applicable, (v) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon our company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and broker-dealers or agents that are involved in selling the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, commissions received by such broker-dealers or agents and profits on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses (if any) that can be attributed to the sale of securities will be paid by the selling stockholders and/or the purchasers. Each selling stockholder has represented and warranted to us that such selling stockholder acquired the securities subject to the registration statement of which this prospectus is a part in the ordinary course of such selling stockholder’s business and that, at the time of its purchase of such securities, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any of such securities.

We have advised the selling stockholders that they may not use shares of our common stock registered under the registration statement of which this prospectus is a part to cover short sales of our common stock made before the date on which such registration statement has been declared effective by the Securities and Exchange Commission. If any selling stockholder uses this prospectus for any sale of shares of our common stock, such sale will be subject to the prospectus delivery requirements of the Securities Act. Each selling stockholder will be responsible to comply with the applicable provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including Regulation M, as applicable to such selling stockholder in connection with resales of such selling stockholder’s shares of our common stock under the registration statement of which this prospectus is a part.

Our company will pay all fees and expenses incident to the registration of the shares of our common stock covered by this prospectus, but our company will not receive proceeds from the sale of shares of our common stock by the selling stockholders.

DISCLOSURE OF SEC POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

            Section 78.7502 of the Nevada Revised Statutes provides that directors and officers of Nevada corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 78.7502 of the Nevada Revised Statutes also provides that directors and officers of Nevada corporation also may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article VII of our articles of incorporation provides that we shall, to the fullest extent permitted by the laws of the State of Nevada, indemnify our directors, officers and certain other persons. Article V, Section 1 of our bylaws provides that our directors, officers and certain other persons shall be indemnified and held harmless by us to the fullest extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by such director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person of our company in connection with the securities being registered in the registration statement of which this prospectus is a part, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by our company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL OPINION

            The validity of the shares covered by the registration statement of which this prospectus is a part has been passed upon for us by Wilson & Oskam, LLP.

EXPERTS

       The consolidated financial statements included in this prospectus for the year ended December 31, 2012 have been audited by  MaloneBailey, LLP, and the consolidated financial statements for the year ended December 31, 2011 have been audited by Kabani & Company, Inc., each an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

On April 24, 2013, MaloneBailey, LLP was appointed as the registered independent public accountant for our company, and Kabani & Company, Inc. was dismissed. The decisions to appoint MaloneBailey, LLP and dismiss Kabani & Company, Inc. were approved by our board of directors on April 24, 2013.

During the fiscal year ended December 31, 2011 and the subsequent interim period up through the date of dismissal, there were no disagreements with Kabani & Company, Inc. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Kabani & Company, Inc., would have caused it to make reference thereto in its report on our financial statements for such year. Further, there were no reportable events as described in Item 304(a)(1)(iv) of Regulation S-X occurring within our two most recent fiscal years and the subsequent interim period up through the date of dismissal.

The reports of our company’s principal accountants for the past two years have not been modified except as set forth below.  The audit report of Kabani & Company, Inc. for the financial statements of our company as of December 31, 2011 contained a separate paragraph stating:

“The Company’s financial statements are prepared using the generally accepted accounting principles applicable to a going concern. The Company has incurred cumulative losses of $10,450,099.  In addition, the company has had negative cash flow from operations for the period ended December 31, 2011 of $1,866,576.  These factors along with those discussed in Note 3 to the financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans regarding those matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

The audit report of MaloneBailey, LLP for the financial statements of our company as of December 31, 2012 contained a separate paragraph stating:

“The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in  Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and negative cash flow from operations.  These raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans regarding those matters also are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

During our company’s two most recent fiscal years and the subsequent interim period up through the date of engagement of MaloneBailey, LLP (April 24, 2013), neither our company nor anyone on its behalf consulted MaloneBailey, LLP regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our company’s consolidated financial statements. Further, MaloneBailey, LLP has not consulted on any matter that was either the subject to a disagreement or a reportable event.

Our company provided a copy of the foregoing disclosures to Kabani & Company, Inc. prior to the date of the filing of this report and requested that Kabani & Company, Inc. furnish it with a letter addressed to the Securities and Exchange Commission (the “Commission”) stating whether or not it agrees with the statements in the registration statement of which this prospectus is part. A copy of the letter furnished in response to that request is filed as Exhibit 16.1 to the registration statement. of which  this Prospectus is a part.

INTERESTS OF NAMED EXPERTS AND COUNSEL

            Christopher A. Wilson, Esq., a partner in the law firm Wilson & Oskam, LLP, owns 800,000 shares of our common stock. Gerard L. Oskam, Esq., a partner in the law firm Wilson & Oskam, LLP, owns 350,000 shares of our common stock.

ADDITIONAL INFORMATION

            We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC’s Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.

 We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document that is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates. You may obtain additional information regarding our company on our website, located at www.808RenewableEnergy.com.

808 RENEWABLE ENERGY CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements of 808 Renewable Energy Corporation

Report of Independent Registered Public Accounting Firm - MaloneBailey, LLP	F-1

Report of Independent Registered Public Accounting Firm - Kabani & Company, Inc.	F-2

Consolidated Balance Sheets as of June 30, 2013 (unaudited) and December 31, 2012 and 2011	F-3

Consolidated Statements of Operations for the six months ended June 30, 2013 and 2012 (unaudited) and for the years ended December 31, 2012 and 2011	F-4

Consolidated Statements of Changes in Stockholders’ Equity for the six months ended June 30, 2013 (unaudited) and for the years ended December 31, 2012 and 2011	F-5

Consolidated Statements of Cash Flows for the six months ended June 30, 2013 and 2012 (unaudited) and for the years ended December 31, 2012 and 2011	F-6

Notes to the Consolidated Financial Statements for the six months ended June 30, 2013 and 2012 (unaudited) and for the years ended December 31, 2012 and 2011	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
808 Renewable Energy Corporation
Garden Grove, California

We have audited the accompanying consolidated balance sheet of 808 Renewable Energy Corporation (the “Company”) as of December 31, 2012 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 808 Renewable Energy Corporation as of December 31, 2012 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and negative cash flows from operations. These raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas
October 11, 2013

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders
808 Renewable Energy Corporation and Subsidiaries.

We have audited the accompanying consolidated balance sheets of 808 Renewable Energy Corporation and Subsidiaries as of December 31, 2011 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of the Company as of December 31, 2011 and the results of its operations and its cash flows for each of the year ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred cumulative losses of $10,450,099. In addition, the company has had negative cash flow from operations for the period ended December 31, 2011 of $1,866,576. These factors along with those discussed in Note 3 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kabani & Company, Inc.
CERTIFIED PUBLIC ACCOUNTANTS
Los Angeles, California
August 24, 2012, except for Note 16 as to which the date is March 15, 2013.

808 Renewable Energy Corporation
Consolidated Balance Sheets

	June 30	December 31
	2013	2012	2011
Assets	(unaudited)
Current assets
Cash and cash equivalents	$98,650	$468,081	$57,492
Accounts receivable-net	154,541	326,786	180,922
Inventory	103,811	104,987	1,145,679
Prepaid expenses and other current assets	36,442	99,524	87,470
Total current assets	393,444	999,378	1,471,563

Long term assets
Project assets,net	5,273,560	5,288,413	4,984,699
Property, plant and equipment, net	176,217	172,579	214,177
Deposits	28,500	28,500	28,000
Total long term assets	5,478,277	5,489,492	5,226,876

Total assets	$5,871,721	$6,488,870	$6,698,439

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$426,353	$302,136	$1,063,073
Finance contract payable	-	57,440	-
Related party payable	-	-	312,219
Total current liabilities	426,353	359,576	1,375,292

Long term liabilities
Convertible debt,net - related parties	-	-	1,893,293
Total liabilities	426,353	359,576	3,268,585

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.001 par value, 20,000,000 shares authorized;
Series A (redeemable) and Series B issued and outstanding as of
June 30, 2013 and December 31, 2012 and 2011.
Series A: 2,215,259, 2,215,259 and $2,215,759	2,215	2,215	2,215
Series B: 0, 0 and 3,529,460	-	-	3,529
Common stock, $0.001 par value, 100,000,000 shares
authorized, and 68,624,517, 68,624,517 and 52,409,578 shares issued
and outstanding as of June 30, 2013 and December 31, 2012 and 2011	68,625	68,625	52,410
Additional paid in capital	19,892,259	19,892,259	13,821,799
Accumulated deficit	(14,517,731)	(13,833,805)	(10,450,099)
Total stockholders' equity	5,445,368	6,129,294	3,429,854

Total liabilities and stockholders' equity	$5,871,721	$6,488,870	$6,698,439

See accompanying notes to consolidated financial statements

808 Renewable Energy Corporation
Consolidated Statements of Operations

	Six Months Ended June 30		Year ended December 31
	2013	2012	2012	2011
	(unaudited)	(unaudited)

Revenue, net	$588,628	$777,019	$1,766,558	$653,586
Cost of goods sold	762,109	876,301	1,735,647	506,094
Gross profit (loss)	(173,481)	(99,282)	30,911	147,492

Operating expenses
Accounting fees	33,017	57,391	155,421	180,093
Telephone and internet	16,910	27,712	43,703	59,970
Rent expense	49,604	58,424	113,338	71,438
Travel and entertainment	11,668	2,423	18,062	82,982
Legal and other professional fees	23,049	78,913	233,724	162,788
Payroll	161,078	101,495	291,926	687,604
Insurance	53,883	7,272	46,373	182,481
Management salary	-	375,000	750,000	105,000
Impairment expense	-	655,925	655,925	-
Gain on settlement of liability	-	-	(204,139)	-
General and administrative expenses	161,236	103,714	136,404	404,635
Total operating expenses	510,445	1,468,269	2,240,737	1,936,991

Loss from operations	(683,926)	(1,567,551)	(2,209,826)	(1,789,499)

Other expense
Interest expense	-	791,293	1,173,880	815,439

Net loss	(683,926)	(2,358,844)	(3,383,706)	(2,604,938)

Preferred dividends	-	35,019	35,019	195,670

Net loss attributable to common stockholders	$(683,926)	$(2,393,863)	$(3,418,725)	$(2,800,608)

Basic and diluted loss per share	$(0.01)	$(0.04)	$(0.06)	$(0.05)

Weighted average shares outstanding
Basic and diluted	68,624,517	56,852,588	60,116,208	53,539,754

See accompanying notes to consolidated financial statements

808 Renewable Energy Corporation
Consolidated Statements of Changes in Stockholders' Equity

	Preferred A		Preferred B		Common		Additional Paid	Accumulated	Stockholders'
	Shares	Par	Shares	Par	Shares	Par	In Capital	Deficit	Equity
Balance as of January 1, 2011	-	$-	$-	-	53,896,862	$53,897	$11,472,511	$(7,845,161)	$3,681,247

Common stock issued for cash	-	-	-	-	190,600	191	206,809	-	207,000

Preferred stock, Series B issued for cash	-	-	3,529,460	3,529	-	-	2,248,614	-	2,252,143

Property, plant and equipment contributed by founder shareholder	-	-	-	-	-	-	225,766	-	225,766

Common stock issued for services	-	-	-	-	25,000	25	31,225		31,250

Common stock exchanged with preferred stock, Series A	2,640,259	2,640	-	-	(2,640,259)	(2,640)	-	-	-

Acquisition of entities under common control	-	-	-	-	337,375	337	(337)	-	-

Redemption of stock	(425,000)	(425)	-	-	-	-	(424,575)	-	(425,000)

Beneficial conversion feature	-	-	-	-	-	-	694,792	-	694,792

Completion of recapitilization	-	-	-	-	600,000	600	(600)	-	-

Liquidating dividends paid	-	-	-	-	-	-	(632,406)	-	(632,406)

Net loss for the year ended December 31, 2011	-	-	-	-	-	-	-	(2,604,938)	(2,604,938)

	2,215,259	2,215	3,529,460	3,529	52,409,578	52,410	13,821,799	(10,450,099)	3,429,854

Common stock issued for cash	-	-	-	-	3,380,210	3,381	2,790,958	-	2,794,339

Preferred stock, Series B issued for cash	-	-	70,000	70	-	-	69,930	-	70,000

Stock issuance costs paid	-	-	-	-	-	-	(463,350)	-	(463,350)

Common stock issued on conversion of convertible debt	-	-	-	-	9,090,909	9,091	2,990,909	-	3,000,000

Conversion of Preferred Series B into common stock	-	-	(3,599,460)	(3,599)	3,599,460	3,599	-	-	-

Beneficial conversion feature	-	-	-	-	-	-	37,500	-	37,500

Forgiveness of related party liability	-	-	-	-	-	-	252,230	-	252,230

Forgiveness of management salary	-	-	-	-	-	-	750,000	-	750,000

Liquidating dividends paid
- in cash	-	-	-	-	-	-	(357,573)	-	(357,573)
- in stock	-	-	-	-	144,360	144	(144)	-	-

Net loss for the year ended December 31, 2012	-	-	-	-	-	-	-	(3,383,706)	(3,383,706)

	2,215,259	2,215	-	-	68,624,517	68,625	19,892,259	(13,833,805)	6,129,294

Net loss for the six months ended June 30, 2013	-	-	-	-	-	-	-	(683,926)	(683,926)

Balances at June 30, 2013 (unaudited)	2,215,259	$2,215	-	$-	68,624,517	$68,625	$19,892,259	$(14,517,731)	$5,445,368

See accompanying notes to consolidated financial statements

808 Renewable Energy Corporation
Consolidated Statements of Cash Flow

	Six months ended June 30		Year ended December 31
	2013	2012	2012	2011
Cash flows from operating activities	(unaudited)	(unaudited)

Net loss	$(683,926)	$(2,358,844)	$(3,383,706)	$(2,604,938)
Adjustments to reconcile net loss to cash used in operating
activities
Depreciation expense	197,533	198,878	388,861	257,065
Increase in allowance for doubtful accounts	20,918	-	25,000	-
Impairment expense	-	655,925	655,925	-
Forgiveness of management salary	-	375,000	750,000	-
Amortization of beneficial conversion feature	-	296,286	444,207	288,084
Shares issued for services	-	-	-	31,250
(Increase) decrease in current assets
Accounts receivable	151,327	(238,690)	(170,864)	(163,892)
Prepaid expenses and other current assets	63,082	5,195	45,386	(37,430)
Inventory	1,176	36,758	6,175	(40,712)
Deposits	-	(500)	(500)	-
Increase (decrease) in current liabilities:
Accounts payable and accrued expenses	124,217	(177,485)	(652,374)	403,997
Net cash used in operating activities	(125,673)	(1,207,477)	(1,891,890)	(1,866,576)

Cash flows from investing activities
Acquisition of project assets	(156,818)	(185,428)	(271,635)	(1,550,671)
Acquisition of property and equipment	(29,500)	(750)	(750)	(30,509)
Net cash used in investing activities	(186,318)	(186,178)	(272,385)	(1,581,180)

Cash flows from financing activities
Proceeds from issuance of convertible debt	-	900,000	900,000	1,300,000
Repayment of finance contract	(57,440)	-	-	-
Repayment of convertible debt	-	-	(200,000)	-
Liquidating dividends paid	-	(35,019)	(466,136)	(632,406)
Proceeds from (repayments to) related party, net	-	125,597	(59,989)	396,310
Proceeds from preferred stock, Series B issued for cash	-	70,000	70,000	2,252,143
Redemption of stock	-	-	-	(425,000)
Payment of stock issuance costs	-	(204,559)	(463,350)	-
Proceeds from common stock issued for cash	-	529,514	2,794,339	207,000
Net cash provided by financing activities	(57,440)	1,385,533	2,574,864	3,098,047

Net increase (decrease) in cash and cash equivalents	(369,431)	(8,122)	410,589	(349,709)

Cash and cash equivalents, beginning balance	468,081	57,492	57,492	407,201

Cash and cash equivalents, ending balance	$98,650	49,370	$468,081	$57,492

Supplementary information
Cash paid during the six months for:
Interest	$-		$729,673	$500,977
Income taxes	$-		$-	$-

Supplementary disclosure for noncash financing and
investing activities
Property, plant and equipment contributed by shareholder	$-	$-	$-	$225,766
Financing of prepaid insurance	-	-	57,440	-
Reclass from inventory to project assets	-	835,752	835,752	-
Forgiveness of related party liability	-	252,230	252,230	-
Conversion of convertible debt to common stock	-	-	3,000,000	-
Beneficial conversion feature	-	37,500	37,500	694,792
Conversion of Series B preferred stock to common stock	-	3,599	3,599	-

See accompanying notes to consolidated financial statements

808 Renewable Energy Corporation
Notes to Consolidated Financial Statements
For The Six Months Ended June 30, 2013 and June 30, 2012 (unaudited) and
For The Years Ended December 31, 2012 and December 31, 2011

NOTE 1 - ORGANIZATION AND OPERATIONS

808 Renewable Energy Corporation, (the “Company” or “808 Renewable”), located in Garden, California, was incorporated, on May 13, 2009, in Nevada as Tri-Energy, Inc. for the purpose of acquiring and managing combined heat and power renewable energy products, also referred to as distributed generation energy facilities. The Company is also engaged in the business of purchase and sale of power generation equipment, and in the operation, repair, and maintenance of same, for itself, as well as for other energy facility owners.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principals of Consolidation
The Company dissolved its subsidiaries on January 12, 2012. The consolidated financial statements for the period ended December 31, 2011 include the account balances of the Company and its wholly-owned subsidiaries, 808 Energy 3, LLC (‘808 Energy 3”) and 808 Energy 2, LLC (“808 Energy 2”). All intercompany transactions have been eliminated in consolidation.

Basis of Presentation
The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cost of Sales
Cost of sales is the direct cost associated with the earning of revenue and predominantly includes the cost and transportation of natural gas commodity, cost of obtaining the air permits, licenses, payroll and payroll related costs and the rent of the sites where the energy producing plants are located.

Cash and Cash Equivalents
For purposes of the statements of cash flows, cash equivalents include all highly liquid investments with original maturities of three months or less which are not securing any corporate obligations. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Accounts Receivable
Accounts receivable are stated at the amount management expects to collect from outstanding balances.  Accounts receivable as of June 30, 2013, December 31, 2012 and 2011, includes amounts for energy services provided to customers but not invoiced as of those dates amounting to $1,110, $14,300 and $4,815, respectively.  An allowance for doubtful accounts is provided for those accounts receivable considered to be uncollectable based on historical experience and management’s evaluation of outstanding accounts receivable at the end of the period. Bad debts are written off against the allowance when identified. The Company determined that no allowance was required as at December 31, 2012 and 2011 and that $20,918 was required at June 30, 2013.

Prepaid Expenses
Prepaid expenses consist primarily of short-term prepaid expenditures that will amortize within one year.

808 Renewable Energy Corporation
Notes to Consolidated Financial Statements
For The Six Months Ended June 30, 2013 and June 30, 2012 (unaudited) and
For The Years Ended December 31, 2012 and December 31, 2011

Inventory
Inventories are comprised of the cogeneration equipment intended for sale and the parts and materials required for the refurbishment and maintenance of the plants. It is stated at cost, valued on a first-in, first-out basis. Inventory is reviewed periodically for slow-moving and obsolete items.

Property and Equipment
Property and equipment consists primarily of office and computer equipment, and is recorded at historical cost. Major additions and improvements are capitalized as additions to the property and equipment accounts, while replacements, maintenance and repairs that do not improve or extend the life of the respective assets, are expensed as incurred. Depreciation and amortization of property and equipment are computed on a straight-line basis over the following estimated useful lives:

Asset Classification	Estimated Useful Life
Furniture and office equipment	Seven years
Computer equipment and software costs	Three years
Leasehold improvements	Lesser of term of lease or five years
Automobiles	Three years

Project Assets
Project assets consist of costs of materials, direct labor, outside contract services and project development costs incurred in connection with the construction of the small-scale renewable energy plants that the Company owns.  Depreciation is, generally, recorded on a straight line basis beginning in the month that operations commence over the assets estimated useful lives ranging from 10 to 20 years. Routine maintenance costs, to the extent that they do not extend the life of the asset, are expensed in the year they are incurred.

Impairment of Long-Lived Assets
The Company evaluates the recoverability of its long-lived assets if circumstances indicate impairment may have occurred. This analysis is performed by comparing the respective carrying values of the assets to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal. Based on its review, the Company recognized impairment expense of $0, $655,925 and $0 for the six months ended June 30, 2013 and for the years ended December 31, 2012 and 2011, respectively.

Revenue Recognition
The Company derives revenue from energy efficiency and renewable energy products and services, which includes the design, engineering, and construction of energy systems that produce electricity, heat or cooling from renewable sources of energy. The Company enters into long-term energy sales agreements (with a typical term of 10 to 15 years) with customers, whereby these energy systems are owned by the Company and are installed in customers’ buildings. As of June 30, 2013 and December 31, 2012, the Company had CHP energy systems in six and sevcn locations, respectively.

Each month, the Company obtains readings from its energy meters to determine the amount of energy produced for each customer. The Company multiplies these readings by the appropriate published price of energy (electricity) from its customers’ local energy utility, and the energy services agreement entered into with each customer, to derive the value of the monthly energy sales, less the applicable negotiated discount.  The Company’s revenues per customer, on a monthly basis, will vary based on the amount of energy produced by its energy systems and the published price of energy (electricity, natural gas or oil) obtained from its customers’ local energy utility.

The Company recognizes revenue when it is realized or realizable and earned, and therefore only recognizes revenue on energy systems once those systems become operational. The Company recognizes revenue from the sale of equipment upon installation and recognizes revenue on professional services in accordance with the contract entered into with the customer.

808 Renewable Energy Corporation
Notes to Consolidated Financial Statements
For The Six Months Ended June 30, 2013 and June 30, 2012 (unaudited) and
For The Years Ended December 31, 2012 and December 31, 2011

The Company must meet all of the following four criteria in order to recognize revenue:

●	Persuasive evidence of an arrangement exists
●	Delivery has occurred
●	The sales price is fixed or determinable
●	Collection is reasonably assured

Payments received in advance of satisfaction of the relevant criteria for revenue recognition are recorded as advances from customers.

Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company also follows the guidance related to accounting for income tax uncertainties. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. No liability for unrecognized tax benefits was recorded as of June 30, 2013, December 31, 2012 and 2011.

Stock-Based Compensation
The Company records stock-based compensation at fair value as of the date of grant and recognizes the corresponding expense over the requisite service period (usually the vesting period), utilizing the Black-Scholes option-pricing model. The volatility component of the calculation is based on the historic volatility of the Company’s stock or the expected future volatility. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Derivative Accounting
The Company evaluates any long-term energy purchase contracts pursuant to ASC 815 to determine whether they qualify for derivative accounting.   In May 2012 the Company entered into a 24 month fixed price natural gas supply agreement with a major vendor.  This contract met the normal sales and purchases exception provided for under ASC 815.  As such, related transactions under this contract are not marked to market and are reflected in results of operations when the underlying transactions settle.

Fair Value of Financial Instruments
The carrying amounts reported in the balance sheets for accounts receivable and payables, inventory and debt are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs.  The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

808 Renewable Energy Corporation
Notes to Consolidated Financial Statements
For The Six Months Ended June 30, 2013 and June 30, 2012 (unaudited) and
For The Years Ended December 31, 2012 and December 31, 2011

Level 1:	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2:
inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3:	inputs to the valuation methodology are unobservable and significant to the fair value

The Company does not have any assets or liabilities that are required to be measured and recorded at fair value on a recurring basis.

Loss per Common Share
Basic loss per share is calculated dividing income available to common stockholders by the weighted average number of common shares outstanding.  Diluted loss per share is based on the assumption that all dilutive convertible shares and stock options and warrants were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, warrants and options are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.  There were no dilutive shares, options or warrants outstanding as of June 30, 2013 and December 31, 2012.  Dilutive convertible shares  as of December 31, 2011 were not included in the computation of diluted net loss per common share because the effect would be anti-dilutive due to the net loss for the year ended December 31, 2011.

Reclassifications
Certain 2011 balances have been reclassified to conform to the 2012 financial statements presentation.

Recently Adopted Accounting Pronouncements
The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the years ended December 31, 2012 and 2011, the Company incurred net losses of $3,383,706 and $2,604,938, respectively and $683,926 for the six months ended June 30 2013.  The Company's accumulated deficit was $14,517,731 and $13,833,805 as of June 30, 2013 and December 31, 2012, respectively.  If the Company is unable to generate profits and is unable to continue to obtain financing for its working capital requirements, it may have to curtail its business sharply or cease business altogether.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustment relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company is taking certain steps to provide the necessary capital to continue its operations. These steps included, but are not limited to: 1) focus on sales to minimize the need for capital at this stage; 2) converting part of the outstanding accounts payable to equity; 3) raising equity financing; 4) continuous focus on reductions in cost where possible.

808 Renewable Energy Corporation
Notes to Consolidated Financial Statements
For The Six Months Ended June 30, 2013 and June 30, 2012 (unaudited) and
For The Years Ended December 31, 2012 and December 31, 2011

NOTE 4 - PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following as of:

	June 30	December 31
	2013	2012	2011
Insurance	$34,800	$91,462	$87,470
Licenses and permits	1,642	8,062	-
	$36,442	$99,524	$87,470

NOTE 5 - INVENTORY
Inventory consisted of the following at:

	June 30	December 31
	2013	2012	2011
Parts and materials	$103,811	$104,987	$68,785
Co-generation equipment	-	-	1,076,894
	$103,811	$104,987	$1,145,679

During the year ended December 31, 2012 certain co-generation equipment amounting to $835,752, that was originally intended for sale was transferred to project assets since these assets were now used in energy service contracts obtained in 2012 and 2013.  Co-generation equipment, where management was not able to obtain energy service agreements, or was deemed unsalable, in its present condition, amounting to $241,142 was fully impaired as of December 31, 2012. No further reserves or write-downs were recorded against inventory as of June 30, 2013.

NOTE 6 - PROJECT ASSETS

Project assets consisted of the following as of:

	June 30	December 31
	2013	2012	2011
Co-generation equipment	$6,371,505	$6,214,687	$5,610,545
Less: accumulated depreciation	(1,097,945)	(926,274)	(625,846)
	$5,273,560	$5,288,413	$4,984,699

 Depreciation expense for project assets for the six months ended June 30, 2013 and for the years ended December 31, 2012 and 2011 was $171,671, $346,512 and $214,969, respectively.  These amounts are included in cost of goods sold in the consolidated statements of operations.

During the six months ended June 30, 2013, and for the years ended December 31, 2012 and 2011, the Company recognized impairment expense on co-generation equipment of $0, $414,783 and $0, respectively.  The impairment was recognized due to the termination of the energy service contract related the co-generation equipment in the Centerside location.

808 Renewable Energy Corporation
Notes to Consolidated Financial Statements
For The Six Months Ended June 30, 2013 and June 30, 2012 (unaudited) and
For The Years Ended December 31, 2012 and December 31, 2011

NOTE 7 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of:

	June 30	December 31
	2013	2012	2011
Computers	$30,149	$30,149	$29,398
Trucks	21,500	10,000	10,000
Furniture and fixtures	225,766	225,766	225,766
Leasehold improvements	20,429	2,429	2,429
	297,844	268,344	267,593
Less: accumulated depreciation	(121,627)	(95,765)	(53,416)
	$176,217	$172,579	$214,177

Depreciation expense for the six months ended June 30, 2013 and for the years ended December 31, 2012 and 2011 was $25,862, $42,349 and $42,096, respectively. These amounts are included in general and administrative expenses in the consolidated statements of operations.

NOTE 8 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following as of:

	June 30	December 31
	2013	2012	2011
Trade accounts payable	$376,803	$267,330	$584,924
Accrued professional fees	45,500	30,756	79,060
Uncashed dividend checks	4,050	4,050	-
Accrued interest and dividends	-	-	183,117
Accrued payroll taxes	-	-	215,972
	$426,353	$302,136	$1,063,073

NOTE 9 – FINANCE CONTRACT PAYABLE

During 2012,  the Company financed the acquisition of its liability insurance through a finance contract in the amount of $57,440.  The loan bore annual interest of 4.77 % and required seven equal monthly payments of $9,558.  This amount was fully paid as of June 30, 2013.

808 Renewable Energy Corporation
Notes to Consolidated Financial Statements
For The Six Months Ended June 30, 2013 and June 30, 2012 (unaudited) and
For The Years Ended December 31, 2012 and December 31, 2011

NOTE 10 - RELATED PARTY TRANSACTIONS

The Company entered into various transactions with 808 Investments, LLC ("808 Investments"), a related party, wherein monies were paid out of 808 Investments on behalf of the Company or received by 808 Investments, on behalf of the Company. On December 31, 2010, our CEO, Patrick S. Carter, along with 808 Investments (Carter parties) entered into a Settlement Agreement and Mutual General Release with the Company pursuant to which the Company agreed to issue 2,678,218 shares of Series A preferred stock in exchange for the cancellation of all the outstanding obligations owed to the Carter parties. The shares were issued to Mr. Carter in January 2011.   In September 2011, Patrick S. Carter agreed to cancel 2,678,218 shares of Series A preferred stock previously issued to him, and such shares were cancelled effective as of September 30, 2011.

Also, during the year ended December 31, 2011, Patrick S. Carter completed his contribution and assignment of assets worth $225,766 to the Company as part of the consideration for the founder’s shares received by him in 2009. Patrick S. Carter also assumed certain debt owed to a vendor amounting to $351,872. The net amount, resulting from all the above mentioned transactions, of $312,219 has been presented as a related party payable in the accompanying consolidated financial statements. Of that amount, Mr. Carter was repaid $59,989 in 2012 and he agreed to cancel and waive any right to payment of $252,230 of this payable as of December 31, 2012.  The forgiveness of the related party payable was credited to additional paid in capital.

During the year ended December 31, 2011, the Company exchanged 2,640,259 shares of Series A preferred stock for the same number of shares of common stock pursuant to a stock purchase and exchange agreement entered into with Patrick S. Carter (purchaser). The Company agreed to sell to purchaser an aggregate of 2,640,259 shares of Series A preferred stock as consideration and in exchange for purchaser’s irrevocable assignment, transfer and delivery to the Company of all of purchaser’s right, title and interest in and to an aggregate of 2,640,259 shares of the Company’s common stock.

During the year ended December 31, 2011, the Company redeemed 425,000 shares of Series A preferred stock.

In March, 2011, Patrick S. Carter and the Company entered into an amendment of his employment agreement dated August 1, 2010. Pursuant to the amended agreement, the term of the agreement shall commence effective as of January 1, 2012 and shall continue for a period of five consecutive years, unless earlier terminated. The Executive would be entitled to an additional compensation in the nature of a cash bonus which would be payable every quarter, at the rate of 25% of the annual rate for the base salary then in effect.  Under the terms of the amended agreement, Patrick S. Carter agreed to relinquish all remuneration that would have otherwise accrued under the employment agreement from April 1, 2011 to December 31, 2011.  Patrick S. Carter received an amount of $105,000 up to March 31, 2011.  In 2012, a similar amendment was entered into whereby Mr. Carter agreed to relinquish his entire 2012 remuneration of $750,000, which was expensed as a management salary and simultaneously credited to additional paid in capital.

During 2012 and 2011, the Company also issued convertible notes to a member of the board of directors and certain members of his family as more fully disclosed in Note 11.

During 2012 the Company paid fees to 808 Investments in the amount of $456,294 for the sale of the Company’s common shares and $225,000 financing fees related to the convertible notes.

During 2012, the CEO, Patrick S. Carter made non-interest bearing advances to the Company totaling to $595,688.  These advances were fully paid during the year.

NOTE 11 – CONVERTIBLE DEBT – RELATED PARTIES

On December 10, 2010, the Company entered into a convertible note payable agreement in the amount of $1,000,000 bearing interest at the rate of 28% annually maturing on February 1, 2011 with a conversion price of $1 per share. On conversion, the note was convertible into 1,000,000 shares of common stock of the Company. The fair market value of the shares on the date of the note was $0.95 per share. This fair value was determined to be the price per share of last cash sale of shares to unrelated parties prior to the date of the note agreement.  Hence no beneficial conversion feature was recorded.

808 Renewable Energy Corporation
Notes to Consolidated Financial Statements
For The Six Months Ended June 30, 2013 and June 30, 2012 (unaudited) and
For The Years Ended December 31, 2012 and December 31, 2011

On April 14, 2011, the Company extended the note payable including any accrued and unpaid interest thereon through February 1, 2012. The payment of any unpaid and accrued interest and principal shall be payable from May 1, 2011. Unpaid principal after due date shall accrue interest at the rate of 34% per annum.  The borrower reserves the right to prepay interest and or principal with sixty day notice, without any penalty. The borrower may also extend the due date of the note until August 1, 2012, with thirty days of notice. Liquidated damages of $20,000 are payable in lieu of actual damages if there is delay of more than 1 day from the due date in the payment of the installment of interest or principal. The conversion rate was amended to $0.96 per share. We evaluated the modification in accordance with ASC 470-50-40-10. We compared the present value of the original debt instrument’s cash flows with the present value of the cash flows of the modified debt. Since the present value of those cash flows differed by more than 10 percent, the modification was considered significant and the modified note was recorded as a new note.  The fair market value of the shares on the date of amendment of the note was $1.25 per share. This fair value was determined to be the price per share of last cash sale of shares to unrelated parties prior to the date of the note agreement. Hence, the Company recorded a beneficial conversion feature of $302,084 on the note.

On April 14, 2011, the Company also entered into three other convertible notes payable agreements aggregating to $1,300,000. The notes had a due date of February 1, 2012. The payments of unpaid and accrued interest and principal shall be payable from May 1, 2011. Unpaid principal after due date shall accrue interest at the rate of 34% per annum.  The borrower reserves the right to prepay interest and or principal with sixty day notice, without any penalty. The borrower may also extend the due date of the note until August 1, 2012, with thirty days of notice. Liquidated damages of $20,000 are payable in lieu of actual damages if there is delay of more than 1 day from the due date in the payment of the installment of interest or principal. The conversion rate was  $0.96 per share. The fair market value of the share on the date of amendment of the note was $1.25 per share. This fair value was determined to be the price per share of the last cash sale of shares to unrelated parties prior to the date of the note agreement. Hence, the Company recorded a beneficial conversion feature of $392,708 on the notes.

On August 1, 2011, the terms of the above notes terms were amended to extend the term of the note to August 1, 2012.  The notes’ terms were further amended in December 2011 to reduce the interest rate from 28% per annum to 22% per annum and to reduce default interest rate from 34% to 28%. The due date of the note was also extended to December 1, 2013.  We evaluated the modifications in accordance with ASC 470-50-40-10.  We compared the present value of the existing debt instruments’ cash flows with the present value of the cash flows of the modified debt as of the dates of modifications.  Since the present value of those cash flows, for both modifications, did not differ by more than 10%, the modifications were not considered significant.

In March 2012, the Company entered into another convertible note payable agreement amounting to $900,000. The note has a due date of December 1, 2013. Unpaid principal after due date shall accrue interest at the rate of 28% per annum. The borrower reserves the right to prepay interest and or principal with sixty day notice, without any penalty. Liquidated damages of $20,000 are payable in lieu of actual damages if there is delay of more than 1 day from the due date in the payment of the installment of interest or principal. The conversion rate was $0.96 per share. The fair market value of the shares on the date of amendment of the note was $1 per share. This fair value was determined to be the price per share of last cash sale of shares to unrelated parties prior to the date of the note agreement. Hence, the Company recorded a beneficial conversion feature of $37,500 on the note. The Company also recorded $225,000 as a prepaid financing fee for commission paid which was being amortized over the term of the note.

All the above notes were modified on August 31, 2012 to amend the conversion rate from $0.96 to $0.33 per share. The modification in the note amendment was determined to be substantive in nature and as such debt extinguishment accounting applies.  Consequently, the amended notes were treated as new notes.  The fair market value of the share on the date of amendment of the note was $0.21 per share. This fair value was determined to be the price per share pursuant to a valuation of the shares done by an independent unrelated valuation expert. Hence, no beneficial conversion feature was recorded.

Since the modification was considered substantial, the unamortized discount and the prepaid financing fees as of the date of the modification were fully amortized to interest expense.

On September 6, 2012, the note holders exercised their right to convert the notes amounting to $3,000,000 and the Company issued 9,090,909 shares to the respective note holders.  The balance of the note payable amounting to $200,000 was fully paid off by the Company on October 1, 2012.

808 Renewable Energy Corporation
Notes to Consolidated Financial Statements
For The Six Months Ended June 30, 2013 and June 30, 2012 (unaudited) and
For The Years Ended December 31, 2012 and December 31, 2011

For the years ended December 31, 2012 and 2011, the Company recognized amortization on the debt discount related to the beneficial conversion feature of $444,207 and 288,084, respectively.

NOTE 12 BUSINESS ACQUISITIONS

808 Energy 3, LLC was formed as a Nevada limited liability Company on January 9, 2009 for the purpose of acquiring, re-commissioning and operating distributed generation energy facilities. On April 16, 2010, 808 Renewable Energy Corporation entered into an Agreement and Plan of Exchange with 808 Energy 3, LLC, a Nevada limited liability company pursuant to which, among other things, 808 Renewable agreed to acquire 808 Energy 3, such that 808 Energy 3 would become a wholly-owned subsidiary of 808 Renewable, by conducting an exchange between 808 Renewable and the Unit Holders of 808 Energy 3 at a rate of  1 newly-issued share of 808 Renewable Common Stock for each outstanding units of membership interest (both Class A and Class B Units, as applicable) of 808 Energy 3 not already owned by 808 Renewable.

808 Energy 2, LLC was formed as a Nevada limited liability company on August 19, 2008 for the purposes of acquiring and operating one distributed generation facility located at Pacific Clay Products, Lake Elsinore, California. Effective as of December 31, 2010, 808 Renewable entered into a Stock Purchase and Membership Interest Contribution Agreement with 808 Energy 2, pursuant to which 808 Renewable agreed to exchange 2,640,259 newly-issued shares of 808 Renewable Common Stock as consideration for Patrick S. Carter’s irrevocable contribution, conveyance, assignment, transfer and delivery to 808 Renewable of all of Patrick S. Carter’s right, title and interest in 2,640,259 Units of Membership Interest of Energy 2 acquired by Patrick S. Carter from the members of  808 Energy 2. Accordingly, effective as of December 31, 2010, 808 Renewable became the record owner of 2,640,259 Units of Membership Interest of 808 Energy 2, constituting approximately 90% of the issued and outstanding Units of Membership Interest of 808 Energy 2.

As of December 31, 2010, 337,375 membership interests had not exchanged for common shares of 808 Renewable Energy Corporation. On June 30, 2011, the balance 10% membership interests amounting to 337,375 units, which had not exchanged for common shares of 808 Renewable Energy Corporation during the year ended December 31, 2010 were acquired by 808 Renewable. Each unit of 808 LLC 2 was exchanged for one share of common stock of 808 Renewable, pursuant to the stock exchange. Hence, as of June 30, 2011, 808 Energy 2, LLC became a wholly owned subsidiary of 808 Renewable.

The financial statements of these three entities have been retroactively consolidated on the historical cost basis, for the year ended December 31, 2011, as entities were under common control.

NOTE 13 - STOCKHOLDERS’ EQUITY

Common stock

There were no issuances of common stock for the six months ended June 30, 2013.

During the years ended December 31, 2012 and 2011, the Company issued 3,380,210 and 190,600 common shares for cash for total proceeds of $2,794,339 and $207,000 cash, respectively.   The Company also incurred stock issuance costs of $445,850 and $0 for the years ended December 31, 2012 and 2011, respectively.

During the year ended December 31, 2012, the Company issued 3,599,460 shares of common stock on conversion of 3,599,460 shares of Series B Preferred stock at the rate of $1 per share.

During the years ended December 31, 2012 and 2011, the Company issued 0 and 25,000 shares, respectively, for services. These shares were recorded at the fair market value of $0 and $31,250, respectively. This fair value was determined to be the price per share of the last cash sale of shares to unrelated parties prior to the date of issuance of shares. Since no invoice was received for the issuance, the fair value of the shares was determined to be a more reasonable estimate of the value of the services.

808 Renewable Energy Corporation
Notes to Consolidated Financial Statements
For The Six Months Ended June 30, 2013 and June 30, 2012 (unaudited) and
For The Years Ended December 31, 2012 and December 31, 2011

During the year ended December 31, 2011, the Company also issued an additional 600,000 common shares to existing investors for no consideration to correct the number of shares erroneously not issued in previous years.

On June 30, 2011, the Company issued 337,375 shares of common stock in exchange for 808 Energy 2, LLC membership interests which was held by non controlling interest. Pursuant to this transaction 808 Energy 2, LLC became a wholly owned subsidiary of 808 Renewable.

During the year ended December 31, 2011, the Company cancelled 2,640,259 shares of common stock as these shares were exchanged for the same number of shares of Series A preferred stock, pursuant to stock purchase and exchange agreement entered into with Patrick Carter (purchaser).The Company agreed to sell to purchaser, an aggregate of 2,640,259 shares of Series A Preferred Stock as consideration and in exchange of purchaser’s irrevocable assignment, transfer and delivery to the Company of all purchaser’s right, title and interest in and to an aggregate of 2,640,259 shares of the Company’s common stock.

During the year ended December 31, 2011, the Company declared dividends on common stock, amounting to $436,736, and $195,670 on preferred stock.  Of the $436,736 dividends declared, $328,172 was actually paid out during the year and $108,563 was paid out subsequent to the year ended December 31, 2011. During the year ended December 31, 2012, the Company declared dividends on common and preferred stock totaling $357,573.  The stockholders were given an option to receive such dividends in cash or stock and as a result, 144,360 common shares were issued.  For the year ended December 31, 2012, total dividends paid amounted to $466,136 which includes the $108,563 that was declared in 2011.  All of the above dividends were determined to be liquidating as the Company did not have any retained earnings.  Consequently, all dividends declared were charged to additional paid in capital.

Redeemable Series A Preferred Stock
The Company is authorized to issue 5,500,000 shares of Series A preferred stock.

The holders of Series A preferred stock have no dividend rights, no voting rights and no conversion rights. The Corporation has the right, but not the obligation, to the extent it may lawfully do so, at any time and from time to time to repurchase and redeem from the holders all or any portion of the then outstanding shares of Series A preferred stock at $1 per share.

On December 31, 2010, effective January 1, 2011, our CEO, Patrick S. Carter along with 808 Investments, LLC (Carter parties), entered into a Settlement agreement and Mutual general release with the Company pursuant to which the Company agreed to issue shares of Series A Preferred stock in exchange for the amounts due to the Carter parties. The agreement was cancelled during the year ended December 31, 2011 before the issuance of shares.

During the year ended December 31, 2011, the Company cancelled 2,640,259 shares of common stock as these shares were exchanged for the same number of shares of Series A preferred stock, pursuant to stock purchase and exchange agreement entered into with Patrick Carter (purchaser).The Company agreed to sell to purchaser, an aggregate of 2,640,259 shares of Series A Preferred Stock as consideration and in exchange of purchaser’s irrevocable assignment, transfer and delivery to the Company of all purchaser’s right, title and interest in and to an aggregate of 2,640,259 shares of the Company’s common stock.

During the year ended December 31, 2011, the Company redeemed 425,000 shares of Series A preferred stock, owned by Patrick Carter, at the same rate as they were originally issued at $1 per share.

There were no issuances of the Redeemable Series A preferred stock for the six months ended June 30, 2013 and for the year ended December 31, 2012.

Convertible Series B Preferred Stock
The Company is authorized to issue 5,000,000 shares of Series B preferred stock.

The holders of Series B preferred stock shall have the right to receive dividends at the rate of $0.12 per share, when and if declared by the board. These dividends will be cumulative. Each share of Series B shall be convertible into common stock at the option of the holder at any time after the date of issuance.

808 Renewable Energy Corporation
Notes to Consolidated Financial Statements
For The Six Months Ended June 30, 2013 and June 30, 2012 (unaudited) and
For The Years Ended December 31, 2012 and December 31, 2011

There were no issuances of the Convertible Series B preferred stock for the six months ended June 30, 2013.

During the years ended December 31, 2012 and 2011, the Company issued 70,000 and 3,529,460 Series B preferred stock for proceeds of $70,000 and $2,252,143, respectively.  The Company also incurred stock issuance costs of $17,500 and $0 for the years ended December 31, 2012 and 2011.  In January 2012, the Company converted all of the Series B Preferred stock to common shares.

NOTE 14 - STOCK INCENTIVE PLAN

The Company maintains an Incentive and Non-Statutory Stock Option Plan (“Plan”) for its employees and consultants. Options granted under this Plan to an employee of the Company become exercisable over a period of no longer than ten (10) years and no less than twenty percent (20%) of the shares are exercisable annually. Options are not exercisable, in whole or in part, prior to one (1) year from the date of grant unless the Board specifically determines otherwise, as provided.

Two types of options may be granted under these Plans: (1) Incentive Stock Options (also known as Qualified Stock Options) which may only be issued to employees of the Company and whereby the exercise price of the option is not less than the fair market value of the common stock on the date it was reserved for issuance under the Plan; and (2) Non-statutory Stock Options which may be issued to either employees or consultants of the Company and whereby the exercise price of the option is less than the fair market value of the common stock on the date it was reserved for issuance under the plan. Grants of options may be made to employees and consultants without regard to any performance measures. All options issued pursuant to the Plan are nontransferable nd subject to forfeiture.

During the year ended December 31, 2011, all stock options outstanding totaling to 6,579,000 were forfeited.   There were no stock options granted in 2012.

NOTE 15 – INCOME TAXES

Income taxes for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012 and 2011 are summarized as follows:

	June 30
	2013	2012
Current:
Federal	$-	$-
State	-	-
Deferred benefit	(224,191)	(633,473)
Change in valuation allowance	224,191	633,473
Income tax expense	$-	$-

	December 31
	2012	2011
Current:
Federal	$-	$-
State	-	800
Deferred benefit	(794,255)	(978,034)
Change in valuation allowance	794,255	978,034
Income tax expense	$-	$800

Through June 30, 2013, December 31, 2012 and December 31, 2013, the Company incurred net operating losses for tax purposes of approximately $7,081,681, $6,521,206 and $4,535,568, respectively.

The net operating loss carry forward for federal and state purposes may be used to reduce taxable income through the year 2032. The availability of the Company's net operating loss carry forward is subject to limitation if there is a 50% or more positive change in the ownership of the Company's stock.

808 Renewable Energy Corporation
Notes to Consolidated Financial Statements
For The Six Months Ended June 30, 2013 and June 30, 2012 (unaudited) and
For The Years Ended December 31, 2012 and December 31, 2011

Components of the deferred tax assets are limited to the Company’s net operating loss carry forwards, and are presented in the table below.  A 100% valuation allowance has been established against the deferred tax assets, as the utilization of the loss carry forward cannot reasonably be assured.

	June 30	December 31
	2013	2012	2011

Net operating loss carry forwards	$7,081,681	$6,521,206	$4,535,568
Deferred tax assets, net	2,832,673	2,608,482	1,818,687
Valuation allowance	(2,832,673)	(2,608,482)	(1,818,687)
Net deferred tax assets	$-	$-	$-

Differences between the benefit from income taxes and income taxes at the statutory federal income tax rate are as follows for six months ended June 30, 2013 and 2012 and for the year ended December 31, 2012 and 2011:

	June 30, 2013		June 30, 2012
	Amount	Rate	Amount	Rate
Tax expense (benefit) at federal statutory rate	$(232,535)	-34%	$(802,007)	-34%
State taxes, net of federal benefit	(41,036)	-6%	(141,531)	-6%
Disallowed expenses	8,367	1%	150,000	6%
Beneficial conversion expense	-	-	118,514	5%
Depreciation	41,013	6%	41,551	2%
Change in valuation allowance	224,191	33%	633,473	27%
Tax expense at actual rate	$-	-	$-	-

	December 31, 2012		December 31, 2011
	Amount	Rate	Amount	Rate
Tax expense (benefit) at federal statutory rate	$(1,150,460)	-34%	$(885,679)	-34%
State taxes, net of federal benefit	(203,022)	-6%	(159,701)	-6%
Disallowed expenses	300,000	9%	41,050	2%
Beneficial conversion expense	177,683	5%	115,234	4%
Depreciation	81,544	3%	(89,738)	-3%
Change in valuation allowance	794,255	23%	978,034	37%
Tax expense at actual rate	$-	-	$(800)	-

808 Renewable Energy Corporation
Notes to Consolidated Financial Statements
For The Six Months Ended June 30, 2013 and June 30, 2012 (unaudited) and
For The Years Ended December 31, 2012 and December 31, 2011

NOTE 16 - COMMITMENTS AND CONTINGENCIES

Litigations

Universal Plant Services of California, Inc. v. 808 Renewable Energy Corporation – On or about February 28, 2012, Universal Plant Services of California, Inc., filed an action against 808 Renewable Energy Corporation alleging claims against the Company on numerous causes of action. In May, 2012, the Company agreed with Universal Plant Services of California, Inc. to settle and mutually release all claims. The Company agreed to pay $31,500 of settlement sum on May 31, 2012 in exchange for Request for Dismissal with Prejudice of the action in its entirety.  The settlement amount was paid in June 2012.

Blanchard Minor Investments, LLC v. Pacific Clay Products, Inc.—Blanchard Minor Investments, LLC (“BMI”) sued Pacific Clay Products Inc. (“Pac Clay”) in California Superior Court for the County of Riverside in March 2010 for breach of contract, claiming that BMI had an interest in, and was owed payment for energy produced by, the distributed energy facility owned by 808 Energy 2 and located on Pac Clay’s property. Each of Pac Clay and 808 Renewable Energy Corporation cross complained against the other. In February 2011, the parties settled and dismissed with prejudice all claims of BMI against both Pac Clay and 808 Energy 2. Pac Clay and 808 Energy 2 dismissed their respective cross complaints and negotiated the terms of a new energy services agreement for the provision of energy services. The litigation was settled in 2012 with no payment obligations by any of the 808 entities.

Lachter v. Carter – In April 2010, Lilly Lachter, an individual, sued Patrick S. Carter, James P. Carter, Parvaneh Carter, 808 Renewable Energy Corporation, 808 Energy 2, LLC and 808 Energy 3, LLC on numerous causes of action. In April 2011, Patrick S. Carter, James P. Carter, Parvaneh Carter, 808 Investments, LLC, 808 Renewable Energy Corporation, 808 Energy 3, LLC and 808 Energy 2, LLC agreed with Lilly Lachter to settle and mutually release all claims each party has against the other pursuant to a confidential settlement agreement that provided for no admission of any liability on the part of any party, and without any payment or obligation on the part of any 808 Renewable Energy Corporation, 808 Energy 2, LLC or 808 Energy 3, LLC. The case was dismissed in April, 2011 as part of the settlement agreement.

Leases

The Company leases its office space from a third party for a period of five years through July 31, 2013.  Monthly lease payments under this lease during 2012 were approximately $6,800.    Effective August 1, 2013, the Company leases its office space from the CEO, Patrick S. Carter for a period of 15 years.  Monthly lease payments under this lease amount to approximately $8,550.

NOTE 17 – SUBSEQUENT EVENTS

On August 8, 2013, the Company entered into a revolving note agreement with the CEO, Patrick S. Carter, pursuant to which the Company may borrow up to $1,000,000.  The revolving note bears annual interest of 10%, matures on August 7, 2014 and is secured by the assets of the Company.  As of September 30, 2013, the Company had drawn $140,000 from the revolving note.  As of November 8, 2013, the note was paid in full.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 13. Other Expenses of Issuance and Distribution.

 The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the securities being registered. No portion of any of such expenses will be borne by any of the selling stockholders.

SEC Registration	$1,000
Legal Fees and Expenses*	$85,000
Accounting Fees*	$35,000
Miscellaneous*	$10,000
Total	$131,000

 * Estimated.

 Item 14. Indemnification of Directors and Officers.

            Section 78.7502 of the Nevada Revised Statutes provides that directors and officers of Nevada corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 78.7502 of the Nevada Revised Statutes also provides that directors and officers of Nevada corporations also may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article VII of our articles of incorporation provides that we shall, to the fullest extent permitted by the laws of the State of Nevada, indemnify our directors, officers and certain other persons. Article V, Section 1 of our bylaws provides that our directors, officers and certain other persons shall be indemnified and held harmless by us to the fullest extent permitted by the laws of the State of Nevada.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2011 , we have sold shares of our common stock, our Series A preferred stock and our Series B preferred stock as described below. The issuances of these securities were deemed to be exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder as transactions not involving a public offering. We did not engage in a public solicitation in connection with any of these transactions. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate restrictive legends were affixed to the stock certificates issued in such transactions. The recipients of securities in each of these transactions had adequate access, through their relationships with us other otherwise, to information about us .

On June 30, 2011, we sold 337,375 shares of our common stock to accredited investors pursuant to an exchange transaction in accordance with an Agreement and Plan of Exchange by and between 808 Renewable Energy Corporation and 808 Energy 2, LLC dated June 21, 2010. In exchange for our sale of these shares, we received 337,375 units of membership interest of 808 Energy 2, LLC, thereby making 808 Energy 2, LLC a wholly-owned subsidiary of 808 Renewable Energy Corporation.

On July 1, 2011, we sold 2,640,259 shares of our Series A preferred stock to Patrick S. Carter, our Chairman of the Board, CEO, President, CFO and Secretary, pursuant to an exchange transaction in accordance with a Stock Purchase and Exchange Agreement by and between 808 Renewable Energy Corporation and Mr. Carter. In exchange for our sale of these shares, we received 2,640,259 shares of our common stock. See “Certain Relationships and Related Party Transactions—Patrick S. Carter—Conversion of Shares of our Common Stock into Additional Shares of our Series A Preferred Stock.”

In 2011 and 2012, we sold a total of 3,599,640 shares of our Series B preferred stock to accredited investors for an aggregate offering price of $3,599,640. In or before March 2012, all of these shares of our Series B preferred stock were converted into the same number of shares of our common stock.

In 2011, we sold a total of 190,600 shares of our common stock to accredited investors for an aggregate offering price of $207,000.

In January 2012 through October 31, 2012, we sold a total of 70,000 shares of our Series B preferred stock to accredited investors for an aggregate offering price of $70,000 (all of which shares were converted into the same number of shares of our common stock in or before March 2012) and a total of 3,380,210 shares of our common stock to existing stockholders who are accredited investors for an aggregate offering price, net of stock issuance costs, of $2,794,339 (including the 2,026,000 shares to be resold by the selling stockholders pursuant to this registration statement).

Item 16. Exhibits.

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Exchange by and between 808 Renewable Energy Corporation and 808 Energy 3, LLC dated April 16, 2010.*
2.2	Agreement and Plan of Exchange by and between 808 Renewable Energy Corporation and 808 Energy 2, LLC dated June 21, 2011.*
3.1	Amended and Restated Articles of Incorporation, as amended and currently in effect.*
3.2	Bylaws.*
5.1	Opinion of Wilson & Oskam, LLP.*
10.1	2009 Stock Incentive Plan, as amended.*
10.2	Form of Stock Option Agreement under the 2009 Stock Incentive Plan.*
10.3	Form of Restricted Stock Award Agreement under the 2009 Stock Incentive Plan.*
10.4	Employment Agreement by and between 808 Renewable Energy Corporation and Patrick S. Carter dated August 1, 2010.*
10.5	Stock Purchase and Membership Interest Contribution Agreement by and between 808 Renewable Energy Corporation and Patrick S. Carter dated December 31, 2010.*
10.6
Settlement Agreement and Mutual General Release by and among 808 Investments, LLC, Patrick S. Carter, 808 Renewable Energy Corporation, 808 Energy 2, LLC and 808 Energy 3, LLC dated December 31, 2010.*

10.7	Stock Redemption Agreement by and between 808 Renewable Energy Corporation and Patrick S. Carter dated April 15, 2011.*
10.8	Stock Purchase and Exchange Agreement by and between 808 Renewable Energy Corporation and Patrick S. Carter dated July 1, 2011.*
10.9	Stock Redemption Agreement by and between 808 Renewable Energy Corporation and Patrick S. Carter dated November 22, 2011.*
10.10	Form of 808 Renewable Energy Corporation Subscription Agreement for Common Stock.*
10.11	Form of 808 Renewable Energy Corporation “Accredited Investor” Questionnaire for Common Stock.*
10.12	Fixed Price Full Requirements Natural Gas Confirmation Agreement with Commerce Energy, Inc. dated June 4, 2012.*
10.13	Amendment to Employment Agreement by and between 808 Renewable Energy Corporation and Patrick S. Carter dated March 31, 2011.*
10.14
First Amendment to Settlement Agreement and Mutual General Release by and among 808 Investments, LLC, Patrick S. Carter, 808 Renewable Energy Corporation, 808 Energy 2, LLC and 808 Energy 3, LLC dated January 10, 2012. *

10.15	Amendment to Employment Agreement by and between 808 Renewable Energy Corporation and Patrick S. Carter dated January 1, 2013 .*
10.16	Commercial Lease for 13888 Harbor Boulevard between 808 Renewable Energy Corporation and Patrick S. and Parvaneh Carter dated August 1, 2013 .*
10.17	Master Revolving Note between 808 Renewable Energy Corporation and Patrick S. Carter dated August 8, 2013. *
14.1	808 Renewable Energy Corporation Code of Ethics.*
16.1	Letter of Kabani & Company, Inc. regarding change in certifying accountant.**
21.1	Subsidiaries of Registrant.*
23.1	Consent of Kabani & Company, Inc.**
23.2	Consent of Wilson & Oskam, LLP (included in Exhibit 5.1 herein).*
23.3	Consent of MaloneBailey, LLP.**
24.1	Power of Attorney (included on signature page).*

*           Previously filed.
**         Filed herewith.

Item 17. Undertakings.

The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Garden Grove, State of California, on  November 12, 2013 .

808 RENEWABLE ENERGY CORPORATION

By: /s/ Patrick S. Carter
Patrick S. Carter
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

            The undersigned officers and directors of the company hereby constitute and appoint Patrick S. Carter and Peter Kirkbride, and each of them singly, with full power of substitution, our true and lawful attorneys-in-fact and agents to take any actions to enable the company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement, including the power and authority to sign for us in our names in the capacities indicated below any and all amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick S. Carter	Chief Executive Officer (Principal Executive Officer)	November 12, 2013
Patrick S. Carter

/s/ Patrick S. Carter	Chairman of the Board, President, CFO (Principal	November 12, 2013
Patrick S. Carter	Financial Officer), Secretary and Director
/s/ Peter Kirkbride	Chief Operating Officer (Principal Accounting	November 12, 2013
Peter Kirkbride	Officer) and Director

/s/ Thomas P. Grainger	Director	November 12, 2013
Thomas P. Grainger

/s/ Michael Gustason	Director	November 12, 2013
Michael Gustason

/s/ J. David Likens	Director	November 12, 2013
J. David Likens